Exhibit 10.17
Natural Gas Purchase and Sale Agreement
Cogeneration
Companhia de Gás de São Paulo — Comgás
X
Corn Products Brasil — Ingredientes Industriais Ltda.
January / 2006

Natural Gas Purchase and Sale Agreement
Corn Products Brasil and Companhia de Gás de São Paulo — Comgás
TABLE OF CONTENTS

ARTICLE ONE — DEFINITIONS AND INTERPRETATION OF TERMS	4
ARTICLE TWO — PURPOSE	12
ARTICLE THREE – COMMERCIAL SUPPLY	12
ARTICLE FOUR – DAILY CONTRACTED AMOUNT	12
ARTICLE FIVE — QUALITY	13
ARTICLE SIX — DELIVERY POINT AND PROPERTY TRANSFER	16
ARTICLE SEVEN – TERMS FOR DELIVERY OF GAS	16
ARTICLE EIGHT – PRICE	17
ARTICLE NINE — SCHEDULING OF AMOUNTS TO BE TAKEN, COMMITMENTS AND PENALTIES FOR DEFAULT	18
ARTICLE TEN — COMMITMENT OF PRIORITY OF PURCHASE OF DAILY CONTRACTED AMOUNT (DCA) OF THE AGREEMENT AND GAS USAGE RESTRICTION	28
ARTICLE ELEVEN – INVOICING, PAYMENT MANNER AND GUARANTEE	30
ARTICLE TWELVE – MEASUREMENT	36
ARTICLE THIRTEEN — EFFECTIVENESS AND EXTENSION	39
ARTICLE FOURTEEN — FORTUITOUS CASE OR FORCE MAJEURE	39
ARTICLE FIFTEEN- ASSIGNMENT AND ENCUMBRANCE OF RIGHTS AND OBLIGATIONS	43
ARTICLE SIXTEEN – NOVATION AND FORBEARANCE	44
ARTICLE SEVENTEEN — DEFAULT AND TERMINATION	44
ARTICLE EIGHTEEN — NOTICES	49
ARTICLE NINETEEN — DISPUTES RESOLUTION	50
ARTICLE TWENTY- GENERAL LIMIT OF LIABILITY	59
ARTICLE TWENTY-ONE – AMENDMENT	60
ARTICLE TWENTY-TWO — ANNEXES	60
ARTICLE TWENTY-THREE – CONTRACTUAL AMOUNT	60
ARTICLE TWENTY-FOUR – AGREEMENT OF THE PARTIES	60

NATURAL GAS PURCHASE AND SALE AGREEMENT ENTERED INTO BY AND BETWEEN, COMPANHIA DE GÁS DE SÃO PAULO - COMGÁS AND, ON THE OTHER SIDE, CORN PRODUCTS BRASIL - INGREDIENTES INDUSTRIAIS LTDA:
By this private instrument of piped natural gas purchase and sale agreement, the parties hereof, on the one side, COMPANHIA DE GÁS DE SÃO PAULO — COMGÁS, concessionaire of piped gas distribution services in the State of São Paulo, a corporation of authorized capital, headquartered in the City of São Paulo, at Rua das Olimpíadas, 205, 10° andar, enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ) under No. 61.856.571/0001-17, hereinafter referred to as COMGÁS, herein represented as per its by-laws, and, on the other side
CORN PRODUCTS BRASIL — INGREDIENTES INDUSTRIAIS LTDA., a private limited company, headquartered in the City of São Paulo, State of São Paulo, at Av. do Café, 277, Torre B, 2° andar, enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ) under No. 01.730.520/0001-12, hereinafter referred to as the User, herein properly represented, by virtue of the mutual promises and covenants herein contained, agree to be bound as follows:
WHEREAS:
•	the decision of the Federal Government to increase the participation of natural gas in the national energetic matrix;

•	Law No. 9,478/97, which establishes provisions on the National Energetic Policy, has as one of its purposes the development, in economic bases, of the use of natural gas;

•	Decree No. 3,371, of February 24, 2000, which established, within the competency of the Ministry of Mines and Energy, the Priority Program of Thermoelectricity, and MME Ordinance No. 551, of December 6, 2000, which ruled the program of incentive to cogeneration, stimulated entrepreneurs and investors to submit proposals for the implementation of Cogeneration Thermoelectric Projects;

•	the Cogeneration Plant was included in said Priority Program of Thermoelectricity by means of GCE Resolution No. 127 of April 16, 2002;

•	as provided for in paragraph 2 of Article 25 of the Constitution of the Republic — with the wording ascribed to it by the Constitutional Amendment No. 5 of August 15, 1995 — , it is incumbent upon the States to exploit directly, or by means of a concession, the piped Gas services pursuant to the law;

•	as per the concession agreement entered into with the State of São Paulo, Comgás is the exclusive concessionaire of public services of piped Gas distribution in the State of São Paulo, covering the location area of the Cogeneration Plant;

•	Comgás entered into the Comgás-Supplier Agreement with the Supplier;

•	Comgás intends to provide to the User and the latter intends to purchase from Comgás, according to the rules and conditions of this Agreement, the Natural Gas to be used exclusively as fuel at the Cogeneration Plant;

•	the last generating unit of the Cogeneration Plant started commercial operation on June 26, 2004, in accordance with ANEEL Decision No. 490 of June 25, 2004; and

•	On December, 29, 2004, Comgás and the User executed a gas supply agreement, within the context of the Priority Program of Thermoelectricity, for the supply of Gas by Comgás to be used exclusively as fuel in the Cogeneration Plant, which was amended on March, 30, 2005, on May 31, 2005 and on July 20, 2005, on November 20, 2005 and on December 20, 2005 (“Short-Term Agreement”), pursuant to which Comgás and the User agreed to execute, a natural gas supply agreement to be used as fuel in the Cogeneration Plant, also under the conditions of the Priority Program of Thermoelectricity, with term of up to 20 years;
do hereby agree to establish that this Natural Gas Purchase and Sale Agreement shall be ruled by the following clauses and conditions:
ARTICLE ONE — DEFINITIONS AND INTERPRETATION OF TERMS
1.1	In this Agreement, whenever they are written in upper case, the terms below will have the definitions that are assigned to them in this article:
Year – shall mean a period of time that:
a)	for the first Year, shall begin on the Commercial Supply Start-up Day and shall end the last Day of the corresponding year;

b)	for each Year succeeding the Year referred to in item (a) above, except for the last Year of effectiveness of the Agreement, shall begin on the first Day of the corresponding year and shall end on the last Day of the corresponding year;

c)	for the last Year of effectiveness of the Agreement, shall begin on the first Day of the corresponding year and shall end on the last Day of effectiveness of the Agreement;
provided, however, that the term ”year”, where not written in upper case, shall mean a calendar year.
Arbitration - is defined in item 19.1.2.
Arbitrator (First Arbitrator, Second Arbitrator, Third Arbitrator) - shall mean each member of the Arbitration Tribunal appointed pursuant to item 19.2.3.
Calorie – shall mean the quantity of heat required to increase the temperature from one gram (1g) of pure water from fourteen point five Celsius degrees (14.5ºC) up to fifteen point five Celsius degrees (15.5ºC) at the absolute pressure of 0.101325MPa.
Fortuitous Case or Force Majeure - is defined in Article Fourteen.
Cogeneration Plant - shall mean all the equipment of the cogeneration plant called Corn Mogi Co-Generator Central, driven by natural gas, located in the Municipality of Mogi Guaçu, State of São Paulo, which will receive the Gas for purposes of Cogeneration, inserted into the Priority Program of Thermoelectricity.
Cogeneration - corresponds to the process of combined production of useful heat and mechanical energy, usually converted totally or partially into electric energy from the chemical energy made available by one or more fuels, pursuant to Article 3 of ANEEL Resolution No. 21 of January 20, 2000 or in any other Law that amends or replaces it.
Reference Conditions - shall mean a temperature of twenty degrees Celsius (20oC) and absolute pressure of 0.101325MPa and the Superior Calorific Power (SCP) for the Gas equal to the Reference Calorific Power.
Base Conditions - shall mean a temperature of twenty degrees Celsius (20oC) and absolute pressure of 0,101325Mpa.

7
Regulation and Measurement Set (CRM) - Set of equipment owned by Comgás intended to regulate the pressure and measure and record the volumes, pressures and temperature of Gas that will supply the Cogeneration Plant, installed at a place to be assigned by User, close to its boundary, as agreed upon between the Parties. This station is the one responsible for officially measuring the Natural Gas supply subject of this Agreement.
Agreement — shall mean this Natural Gas Purchase and Sale Agreement, its annex, as well as any amendments and changes agreed upon and signed by the Parties.
Supplier-Comgás Agreement - shall mean a natural gas purchase and sale agreement entered into between the Supplier and Comgás, having as its purpose the purchase, by Comgás, and the sale, by Supplier of the Natural Gas subject of this Agreement, to be used exclusively as fuel at the Cogeneration Plant.
Short-Term Agreement – shall mean the agreement specified in the last whereas.
Day - shall mean a period of time that will start at 6:00 a.m. (six o’ clock) of each day and will end at 6:00 a.m. (six o’ clock) of the following day; and the term “day” when not written in upper case shall mean a period of twenty-four (24) hours that will start at 0:00 (midnight) of each day and will end at midnight (0:00) of the same day.
Collection Document - shall mean every invoice, trade bill, debt note or document issued by one Party for collection of any amount to be paid, under the Agreement, by the other Party.
Dollar or US$ - shall mean the legal currency of the United States of America.
Affiliate Company – shall mean any company (i) controlled by one of the Parties, (ii) the controlling company of one of the Parties or (iii) under the common control of the controlling company of one of the Parties.
Failure in Supply (FF) - is any situation characterized by the occurrence, on any given Day, at the Delivery Point, of any one of the following events:
a. lack of availability of Gas in accordance with the Daily Requested Amount;

b.	non-acceptance of the Daily Requested Amount (DRA) by Comgás, except under the terms of item 9.9.1.1 or item 17.1;

c.	restriction or interruption in the supply of Gas as a result of an operating fact not attributable to the User;

d.	non-conformity in relation to the specifications of Gas defined in item 5.1;

e.	subject to the provisions of items 7.3 and 7.4, failure to comply with any of the Gas delivery conditions defined in items 7.2 and 7.5;
except for any of the following events — when there will be no Failure in Supply:
i.	the fact being attributed to an Fortuitous Case or Force Majeure;

ii.	for a fact attributable to the User;

iii.	upon the previous agreement by the User in receiving the Gas out of specification or in nonconformity with the provisions of item 5.1, or the receipt of the Gas by the User out of specification or in nonconformity with the provisions of item 5.1, under the terms of item 5.2 (v);

iv.	Comgás’ refusal to accept a Daily requested amount (DRA) incompatible with the situations of Comgás’ Scheduled Interruptions and/or of Supplier’s Scheduled Interruptions .
Provider — is the party with which the Supplier has entered into or may enter into a natural gas purchase agreement for the supply of Gas subject of this Agreement.
Commercial Supply- shall mean the supply of Natural Gas made by Comgás to the User at the Cogeneration Plant under the conditions set forth in this Agreement.
Guarantee – is the guarantee to be delivered by the User to Comgás, in the terms of item 11.9 and its subitems.
Natural Gas or Gas — is the natural gas subject of this Agreement, consisting of a mixture of hydrocarbons that are essentially comprised of methane, other hydrocarbons and non-fuel gases, which are extracted from natural reservoirs and which are found in the gaseous state under the Base Conditions. When not written in upper case, the terms “gas” and “natural gas” refer to the generality of the product, and not necessarily to this Agreement.

Commercial Supply Start-up- shall mean the date, defined under the terms of Article Three, on which the Commercial Supply shall start.
Law - shall mean any law, code, decree, regulation, resolution, ordinance, deliberation, judgment, order, directive, political directions, agreements or any other requirements or restrictions enacted by any Public Body, provided that these latter two be regulated.
Distribution Margin – is defined in items 8.1.2 and 8.1.2.1.
Month — shall mean a period of time that:
a)	with respect to the first Month, will start on the Commercial Supply Start-up Day and will end on the last Day of the relevant month;

b)	with respect to each Month of effectiveness of the Agreement following the first Month, except for the last Month of effectiveness of the Agreement, will start on the first Day of the month and end on the last Day of the relevant month;

c)	with respect to the last Month of effectiveness of the Agreement, will start on the first Day of the relevant month and end on the last Day of effectiveness of the Agreement.
provided, however, that, when not written in upper case, the term “month” shall mean a calendar month.
Cubic Meter (m3) - is the volume of Gas that, under the Base Conditions, occupies the volume of one (1) cubic meter.
Change in Law - shall mean the occurrence, after the execution date of this Agreement, of any of the following events which demonstrably affects the performance of the obligations undertaken by the Parties, under the terms of this instrument:
i.	enactment, commencement of effectiveness, change, suspension or revocation of any Law;

ii.	change in the interpretation or application of any Law.
Notice - shall mean any communication in writing sent by one Party to the other, required or allowed under the terms of this Agreement.
Public Body - shall mean a body, agency, entity or public law legal entity that has jurisdiction over either Party or the transactions provided for in this Agreement.

Scheduled Interruptions - are transitory situations foreseen and informed by means of a Notice with, at least, ninety (90) days in advance, which demand the restriction or interruption in the supply or receipt of Gas, for purposes of maintenance or repair, technically recommended, in pipelines, in the Cogeneration Plant or in related ducts:
•	to the supply of Gas by the Carrier to the Supplier or by the Supplier to Comgás (Supplier’s Scheduled Interruptions);

•	to the supply of Gas by Comgás to the User (Comgás’ Scheduled Interruptions); and

•	to the receipt of Gas by the User, for maintenance of equipment of the Cogeneration Plant or of the User’s plant (User’s Scheduled Interruptions), which, for the rightful reasons provided for in this Agreement, shall fit the following rules or principles:
i.	for the User, the total number of days of Scheduled Interruptions, cumulatively, may not exceed, in each five (5)-Year period, the average of twenty (20) Days per Year, provided that, in each Year, the number of days of interruption shall not exceed sixty (60) Days, Comgás being allowed to coordinate its Scheduled Interruptions within such period, jointly with the User;

ii.	for Comgás or its Supplier, the total time of Scheduled Interruptions may not exceed, in each three (3)-Year period, the total of fifteen (15) Days;
the Parties shall use their efforts in order to cause the coincidence of their respective Days of Scheduled Interruptions.
Party(ies) — shall mean, in the singular, Comgás or the User, as per the context; and in the plural, shall mean Comgás and the User, concomitantly.
Affected Party- shall mean the Party invoking the occurrence of an Fortuitous Case or Force Majeure, in order to be released from the compliance with any of its obligations under this Agreement.
Expert Proceeding- shall mean the procedure for dispute resolution provided for in item 19.3.
Expert - shall mean the qualified technician pursuant to item 19.3.3 who is appointed for purposes of dispute resolution through Expert Proceeding.

Reference Calorific Value (RCV) — shall mean the SCV of nine thousand four hundred Kilocalories per Cubic Meter (9,400 kcal/m3).
Superior Calorific Value (SCV) — shall mean the quantity of heat produced by combustion, under constant pressure, of a mass of gas occupying a volume of one cubic meter (1m3) at the temperature of twenty degrees Celsius (20oC) and under absolute pressure of 0.101325MPa, with total condensation of the combustion water vapor. Its measurement unit shall be kcal/m3.
Delivery Point — shall mean the location where the Gas shall be made available to the User, as set forth in Article Six.
Price of Gas Sale - is defined in item 8.1, its subitems related thereto.
Gas Price - is defined in item 8.1.1, its subitems and annex(es) related thereto.
Priority Program of Thermoelectricity (PPT) - shall mean the program for implementation of thermoelectric plants established by the Federal Government under the authority of the Ministry of Mines and Energy, in accordance with Decree No. 3,371 of February 24, 2000.
Amount of Gas or Amount of Natural Gas — shall mean any volume of Natural Gas subject of this Agreement, expressed in Cubic Meters under the Reference Conditions.
Daily Contracted Amount (DCA) - is the Amount of Gas subject of this Agreement as defined in Article Four.
Scheduled Daily Amount (SDA) — is the Amount of Gas subject of this Agreement, which the User, in its schedule of amounts to be taken, in accordance with the provisions established in item 9.2, has requested Comgás to made available at the Delivery Point on the corresponding Day and which has been accepted by Comgás.
Daily Taken Amount (DTA) - is defined in item 9.4.
Daily Requested Amount (DRA) - is the Amount of Gas that, in accordance with the rules of this Agreement and subject to the limit of the Daily Contracted Amount, the User requests that Comgás make available to the User, on any given day, at the Delivery Point.
Missing Amount (QF) – corresponds, on each Day, to the shortfall between the Daily Requested Amount and the Amount of Gas actually made available to the User by Comgás at the Delivery Point on that same Day.

Measured Amount (QM) - is the Amount of Gas that, in accordance with the ascertainment made by the Measurement Systems of the CRM, has been delivered at the CRM on the Day, corrected for the Reference Conditions on the Day. For purposes of correction of the Measured Amount, the factor resulting from the division of the average daily SCP of Gas on the Day – as determined at the point closest to the CRM where the Gas is sampled for laboratorial analysis – by PCR, with rounding up of the fourth decimal place shall be applied to the measured volume.
Amount Not Taken (ANT) - corresponds, in any given Year or Month of Gas supply, to an Amount of Gas that the User has taken below its Take or Pay commitment.
Amount Paid and Not Taken (APNT) - corresponds to the accrued balance, in Amount of Gas, by the User before Comgás as a result of payments made to Comgás of the Amounts Not Taken (ANT), and it may be recovered by the User within the term and under the conditions provided for in this Agreement.
Amount Paid and Not Taken of the Year (APNTY) – is the specific Amount Paid and Not Taken (APNT) of a determined Year, according to item 9.5.2.
Amount Recovered by User (ARU) - is an Amount of Gas that on any given Day or in a given period, in accordance with the rules set forth in Article Nine, is recovered by the User and deducted from its balance of Amount Paid and Not Taken (APNT).
Kilocalorie (kcal) - shall mean one thousand (1,000) Calories.
Real or R$ - shall mean the legal currency in Brazil.
Amounts Taken in Excess of Schedule — are defined in item 9.6.
Amounts Taken Below Schedule - are defined in item 9.7.
Arbitration Award - shall mean the final award (as per items 19.2.5 and 19.2.6) to be presented by the Arbitration Tribunal to the Parties in procedures for disputes resolution.

Ship or Pay - is defined in item 9.8.
Measurement System - shall mean the set of primary and secondary elements of flow, temperature and pressure measurement and, if any, converters, transmitters, flow computers, integrators and recorders.
Supplier – shall mean Petróleo Brasileiro S.A – Petrobras, as supplier of Natural Gas to Comgás, under the terms of Supplier-Comgás Agreement or any other that may replace it.
Take or Pay — is defined in item 9.3, items “b” and “c”.
Distribution Take or Pay – is defined in item 9.8.2 (ii).
Exchange Rate - means the average rate for sale of Dollar defined as the effective rate on the respective date of conversion disclosed by the Brazilian Central Bank’s System (SISBACEN), identified as PTAX-800 transaction — Option 5 – Currency 220.
Carrier - shall mean any provider of natural gas transportation service through pipelines, established in accordance with the applicable provisions of the National Petroleum Agency (ANP) or an entity replacing it in the competence of regulating and/or inspecting said activity.
Arbitration Tribunal – is defined in item 19.2.3.
Measured Volume – means any amount of GAS measured by the CRM measurement system in cubic meters under the base conditions.
ARTICLE TWO — PURPOSE
2.1	The purpose of this Agreement is the sale and supply by Comgás, and the purchase and receipt by the User, in the conditions set forth herein, of Natural Gas, exclusively for serving the needs of the Cogeneration Plant
ARTICLE THREE – COMMERCIAL SUPPLY
3.1	For the purposes of this Agreement, it is established, as the date of execution of this Agreement, the Commercial Supply Start-up date.
ARTICLE FOUR – DAILY CONTRACTED AMOUNT
4.1	The Daily Contracted Amount (DCA), at the Reference Conditions, shall be of three hundred thousand Cubic Meters per day (300,000 m3/day).

4.1.1	After ten (10) years the User shall be entitled to increase, the Daily Contracted Amount (DCA) in up to five percent (5%) upon notice to comgás sent at least twelve (12) months before the new DCA becomes effective.
ARTICLE FIVE — QUALITY
5.1 The Gas to be delivered by Comgás to the User shall present characteristics of quality that meet, at least, the specifications of Ordinance No. 104 of July 8, 2002, issued by the National Petroleum Agency – ANP or those that may replace it in view of a supervening Law.
5.2 Whenever Comgás is aware of the possibility of the Gas being supplied at the Delivery Point, partially or totally, in nonconformity with the specifications set forth in item 5.1, the following provisions shall apply:
i.	Comgás shall notify, in writing, the User, as soon as possible, of the expected non-conformity in the Gas to be supplied, indicating what would be the probable non-conforming items and, precisely, the respective quality deviations;

ii.	after the receipt of the Notice referred to in item above, the User shall inform, as soon as possible, whether it accepts or not to receive the Gas out of specification; it being henceforth expressly understood and accepted that the User’s failure to inform its decision within the term stated in the Notice will be considered as the User’s option not to receive the Gas out of specification.

iii.	if it opts to receive the Gas out of specification, the User shall be entitled to a ten percent (10%) discount on the portion of the price pertaining to the Gas (commodity), except when the nonconformity is only pertaining to a SCP greater than the specified;

iv.	if, however, the User opts not to receive the Gas out of specification or fails to inform its decision and, it actually does not take said Gas, the Failure in Supply for the non-compliance with the DRA will deemed to have occurred, and Comgás shall bear the payment of the penalties provided for in item 9.9.2;

v.	if the User has informed that it would reject the Gas out of specification or fails to inform its decision, but, in spite of that, the Gas is taken at the Delivery Point, the Failure in Supply will be not be deemed to have occurred, and Comgás shall not be liable for any penalties and/or liability for damages that may eventually be caused to the equipment and facilities of the User, as well as to the Cogeneration Plant as a result of the informed non-conformity; being preserved, however, the right of the User to the discount referred to in subitem (iii) above.
5.2.1	If Comgás delivers the Gas out of the specification provided for in item 5.1, without giving prior Notice to the User of the existing non-conformity, the following rules shall be applicable:
a)	If, exclusively as a result of the nonconformity presented by the Gas and the cause-effect relation being duly evidenced, the Cogeneration Plant suffers any damages in its equipment, then, unless the nonconformity has occurred as a result of an Fortuitous Case or Force Majeure, Comgás shall bear, always subject to the limit provided for in Article Twenty, until the damages have been repaired;

(i)	with the penalties applicable for the cases of Failure in Supply, as provided for in item 9.9.2, subject to the limit established in item 9.9.3;

(ii)	the costs determined according the procedures set forth in item 19.1.1, effectively incurred with the repair of the equipment of the Cogeneration Plant that has evidently been damaged by the use of the Gas out of specification, subject to the limit established in item 5.2.2 below.

b)	If the supply of Gas out of specification does not cause any damages to the equipment of the Cogeneration Plant or if the cause-effect relation referred to in item (a) above has not been evidenced, the Failure in Supply shall be deemed not to have occurred, and Comgás shall not be liable for any penalties and indemnification for the repair of damages, being preserved, however, the right of the User to the discount referred to in item 5.2 (iii) above — which discount, however, is not enforceable if the non-conformity has resulted from an Fortuitous Case or Force Majeure.

c)	In case of item (a) above, during the period required for repairing the equipment of the Cogeneration Plant, the Take or Pay, Ship or Pay and Distribution Take or Pay commitments will be suspended. Said commitments will also be suspended during the period required for repairing the equipment of the Cogeneration Plant in case the damage of such equipment has occurred as a result of the occurrence of an Fortuitous Case or Force Majeure. The period required as stated above will be determined as per the procedure provided for in item 19.1.1.
5.2.2	Subject to the provisions of Article Twenty, in any event, the total of payments of Comgás set forth in item 5.2.1(a)(ii) shall exceed, during the whole effectiveness of this Agreement, the maximum limit corresponding to five per cent (5%) of the value of the Agreement, determined by the following formula:
     IL = K x 0.05 x DCA x N x GP, where:
IL — is the maximum limit of payment by Comgás;

DCA — is the Daily Contracted Amount;

N — is the number of days of effectiveness of the Agreement, calculated as of the execution date of the Agreement up to the final date set forth in item 13.1;

GP — is the Gas Price in force on the date of occurrence of the event set forth in item 5.2.1(a)(ii) converted to Reais per Cubic Meter at the Reference Conditions according to the Exchange Rate of the last business day of the Month of payment of a certain indemnification.

K              is the percentage of use of the IL, which shall vary from 0 to 1, and, on the execution date of this Agreement, shall correspond to 1. At each payment made by Comgás under the terms of item 5.2.1(a)(ii), a new K factor shall be determined by the reduction of (i) the percentage corresponding to such payment in relation to the value 0.05 x DCA x N x GP from the (ii) previous K factor.

5.3 Irrespectively of the analyses made by the User, Comgás shall verify the quality of the Gas supplied, by means of analyses whose results shall be forwarded to the User in a periodicity compatible with the frequency of measurement set forth in Ordinance ANP No. 104.
5.3.1	Upon the occurrence of a discrepancy between the results of quality verifications made by the Parties, each of them shall grant free access to the other Party in order to follow up the sampling and the analysis of the Gas, aimed at establishing a solution for the pending matter.

5.4	In case the dispute is not settled within ten (10) days as of the occurrence of the discrepancy referred to in item 5.3.1, the dispute will be submitted to an Expert Proceeding.
ARTICLE SIX — DELIVERY POINT AND PROPERTY TRANSFER
6.1	The Delivery Point will be located immediately downstream the outlet flange of the Regulation and Measurement Set (CRM), which shall in turn be located in the User’s Unit located at Rua Paula Bueno, 2935 – Mogi Guaçu, State of São Paulo.

6.2	It is established as measurement point the Regulation and Measurement Set (CRM) owned by Comgás, located at the User’s facilities.

6.3	The transfer of ownership of the Gas from Comgás to the User will occur at the Delivery Point.
6.3.1	All risks and losses of Gas:
•	Up to the Delivery Point shall be for the account of Comgás;

•	As from the Delivery Point shall be for the account of the User.
ARTICLE SEVEN – TERMS FOR DELIVERY OF GAS
7.1	The Gas will be delivered by Comgás to the User at the Delivery Point in conformity with the quality aspects set forth in Article Five.

7.2	The supply control manometric pressure at the Delivery Point will be no more than seventeen (17) kgf/cm2 and not less than twelve (12) kgf/cm2.
7.2.1	In special situations, the Parties may define control pressures other than that stated in item 7.2.
7.3	The average hourly flow shall be no more than one twenty-fourth (1/24) of the Daily Contracted Amount — DCA, provided that an increase of up to ten percent (10%) shall be allowed.

7.4	The instantaneous flow, in Cubic Meters per hour, shall not be more than one twenty-fourth (1/24) of the Scheduled Daily Amount — SDA,

provided that an increase, for periods not greater than fifteen (15) minutes a Day, of up to ten percent (10%) shall be allowed.

7.5	The maximum delivery temperature of the Gas shall be thirty-five degrees Celsius (35ºC).
ARTICLE EIGHT – PRICE
8.1	The Price of Gas Sale (PS) at the Delivery Point to be charged by Comgás for the exclusive purposes of Cogeneration will be comprised of the sum of two portions: one related to the Gas Price (GP) and other related to the Distribution Margin (DM), in accordance with their respective values at each time, so that PS = GP + DM.
8.1.1	The Gas Price (GP), in turn, is comprised of the sum of two portions: one related to the commodity (PC) and the other related to Transportation (PT), so that: GP = PC + PT and shall be determined and readjusted as per the methodology stated in Annex 1.
8.1.1.1	The Gas Price (GP) shall be added by the taxes levied on the purchase of gas by Comgás in the Supplier-Comgás Agreement which are not creditable in view of legal determination or determination of any competent authority.
8.1.2	The Distribution Margin (DM) shall be that set forth by the Commission of Public Energy Services – CSPE for the cogeneration segment stated in Ordinance CSPE No. 366, of May 30, 2005 or any other that may replace it.
8.1.2.1	Pursuant to Annex 2 of CSPE Ordinance No. 366/05, the Distribution Margin (DM) shall be calculated in cascade, i.e., progressively for each class of consumption, considering the amount of Gas consumed by User in the month:

		COGENERATION OF ELECTRIC ENERGY
		FOR SELF CONSUMPTION OR SALE TO
		END CONSUMER (VARIABLE R$/m [3] with
CLASS	m 3/month	PIS and COFINS and without ICMS)
1	Up to 100,000.00 m3	0.1661096
2	100,000.01 through 500,000.00 m3	0.1314942
3	500,000.01 through 2,000,000.00 m3	0.1291321

		COGENERATION OF ELECTRIC ENERGY
		FOR SELF CONSUMPTION OR SALE TO
		END CONSUMER (VARIABLE R$/m [3] with
CLASS	m 3/month	PIS and COFINS and without ICMS)
4	2,000,000.01 through 4,000,000.00 m3	0.1168830
5	4,000,000.01 through 7,000,000.00m3	0.1022740
6	7,000,000.01 through 10,000,000.00 m3	0.0876628
7	((OVER)) 10,000,000.00 m3	0.0727138
8.2	The Price of Gas Sale (PS) shall be added by the Tax on Operations Pertaining to the Movement of Merchandise and on Interstate and Intermunicipality Transportation Service Provision and Communications – ICMS, under the terms of the applicable legislation, as well as by any other federal, state and municipal taxes (taxes, fees, rates, tax and para-tax contributions) levied or that may be levied on the operation of this Agreement.
ARTICLE NINE — SCHEDULING OF AMOUNTS TO BE TAKEN, COMMITMENTS AND PENALTIES FOR DEFAULT
9.1	Before the date of the first request of Gas, each Party shall inform to the other, by means of Notice, a fax number to which the operating notices shall be transmitted in relation to the performance of this Agreement.
9.2	Scheduling of Amounts of Gas to be Taken
As of the Commercial Supply Start-up, the User shall send on a monthly basis to Comgás, with twelve (12) days in advance from the beginning of the Month of supply, a Notice with the schedule of the amount of Gas to be taken referring to the current Month and to the two subsequent Months.
9.2.1	The schedule referred to above shall detail the Daily Requested Amounts (DRA) for the next Month, as well as, only for the sake of indication, the total amounts for the two subsequent months, everything taking into account the Scheduled Interruptions and subject to the limit of the Daily Contracted Amount (DCA).

9.2.2	The schedule of the Month shall detail, for the sake of indication, the portion of the Amount Paid and Not Taken (APNT) which will be used on each Day of that Month — which will become, upon the use, the Amount Recovered by User (ARU). Such amount may not exceed, on the daily average of that Month, forty-four percent (44%) of the Daily Contracted Amount (DCA), except after the end of this Agreement, when, subject to the provisions of item 9.5.3 (b), such amount shall be a hundred per cent (100%) of that would be the old DCA.

9.2.3	The Daily Requested Amount (DRA) for any given day may be changed (increased or decreased) by the User, subject to the limit of the DCA, upon delivery of Notice to Comgás up to 8:00 a.m. (eight o’ clock) of the day previous to the corresponding day of supply.

9.2.4	Until two o’ clock (2:00 p.m.) of the day previous to the corresponding day of supply, Comgás, through delivery of Notice to the User, shall confirm the acceptance of the Daily Requested Amount, which will be considered as the Scheduled Daily Amount. Comgás’ failure to make such confirmation within the term provided for above shall be automatically considered as acceptance of the Daily Requested Amount (DRA) by Comgás, and such DRA shall be automatically considered SDA.

9.2.5	Exceptionally, upon the occurrence of any operating problems that restrict the capacity of Gas delivery, the Parties may negotiate a reduction of the Scheduled Daily Amount (SDA) for any given Day. Should the Parties agree on such reduction, the Daily Contracted Amount (DCA), exclusively on that Day, will be reduced to the amount of the new Scheduled Daily Amount (SDA), not characterizing thus Failure in Supply.

9.2.6	If there is availability of Gas and interest of Comgás and the User, the Scheduled Daily Amount (SDA) may be increased during the Day, and the quantity so increased shall be then the Scheduled Daily Amount (SDA) of said Day.
9.3	Commitments of Gas Receipt (Take or Pay)
Except for the situations of non-delivery or non-receipt of Gas for Failure in Supply, Scheduled Interruptions or Fortuitous Case or Force Majeure of either Party, the User undertakes to:
a)	purchase and take, on a daily basis, from Comgás no more than one hundred and ten percent (110%) of the Scheduled Daily Amount (SDA), limited to one hundred and ten percent (110%) of the Daily Contracted Amount (DCA), and not less than eighty percent (80%) of the Scheduled Daily Amount (SDA) of Gas for the corresponding Day, subject, in case of the noncompliance, to the penalties provided for in items 9.6 and 9.7 and respective subitems;

b)	at every Month of the effectiveness of the Agreement, purchase and take from Comgás — and, even if it does not take, pay– an Amount of Gas that, at the daily average of the corresponding Month is either equal to or greater than fifty-six percent (56%) of the Daily Contracted Amount in effect referred to by Article Four;

c)	at every Year of the effectiveness of the Agreement, purchase and take from Comgás — and, even if it does not take, pay– an Amount of Gas that, at the daily average of the corresponding Year is either equal to or greater than eighty percent (80%) of the Daily Contracted Amount (DCA) in effect referred to by Article Four;
9.3.1	The percentages referred to in subitems (b) and (c) of item 9.3 correspond to the monthly and annual Take or Pay commitments, whose compliance will be verified by taking into account only the Daily Taken Amount (DTA) such as defined in item 9.4.
9.4	Daily Taken Amount (DTA)

The Daily Taken Amount (DTA) will be determined by the formula:

DTA = QM – ARU

where :

DTA — Is the Daily Taken Amount;

QM — Is the Measured Amount at CRM on the respective Day; and

ARU — Is the Amount Recovered by the User on the respective Day.
9.4.1	The sum, in the Month, of the Daily Taken Amounts (DTAs) will be used as parameter for purposes of determination of the Amount Not Taken in the Month (ANTM) and the Amount Not Taken of the Year (ANTy), pursuant to item 9.5.
9.5	Amounts Not Taken — Determination

The Amounts Not Taken (ANTs) of Gas to be paid by the User to Comgás in view of the provisions of subitems (b) and (c) of item 9.3 shall be calculated according to the following formulas:
a)	amount to be paid in each Month:

b)	amount to be paid in each Year:

where:

ANTM	-	is the Amount of Gas not Taken in the Month, being zero if the calculation result is negative;

M	-	is the number of Days of the Month of supply;

PPM	-	is the total number of days (or a fraction thereof) corresponding to Scheduled Interruptions in the Month, at the proportion in which they have affected the receipt or the regular supply of Gas at the Delivery Point

PPPY		is the total number of Days (or a fraction thereof) corresponding to Scheduled Interruptions exclusively from Comgás in the Year, at the proportion in which they have adversely affected the regular supply of the Gas at the Delivery Point;

DCA	-	is the Daily Contracted Amount effective in the Month and/or Year of supply, receptively for subitems (a) and (b) of this item;

QNFFj	-	is the portion of the Scheduled Daily Amount (SDA) which has not been taken on day “j” for a reason of Failure in Supply;

QNFMj	-	is the portion of the Scheduled Daily Amount (SDA) which has not been taken on day “j” due to an Act of God or a Force Majeure Event;

DTAj	-	is the Daily Taken Amount on day “j”;

ANTY	-	is the Amount Not Taken of Gas in the Year, being zero if the calculation result is negative;

Y	-	is the number of the Days in the Year of supply.
9.5.1	Payments for Amounts Not Taken
The amount to be paid by the User to Comgás as Amount Not Taken (Take or Pay) shall be:
(a)	at every Month, the product of the ANTM (Amount Not Taken in the Month) by the value of the portion pertaining to the commodity of the Gas Price in effect at the end of the last day of the Month of supply, added by the taxes due, as provided for in the applicable legislation.

(b)	at every Year, the product of the ANTY (Amount Not Taken in the Year) by the value of the portion pertaining to the commodity of the Gas Price in effect at the end of the last day of the Year of supply, added by the taxes due, as provided for in the applicable legislation.

The amounts referred to in item 9.5.1 shall be paid by the User within the same term and according to the same rules and further conditions set forth in Article Eleven for the payment of Gas invoices pertaining to the invoicing period.
9.5.2	Amount Paid and Not Taken (APNT)

Once the payment of each of the amounts referred to in item 9.5.1 has been made, the corresponding Amount Not Taken (ANT) will be added to the Amount Paid and Not Taken of the corresponding Year (APNTy), being the total APNTy on the first moment of the Year equal to zero.
9.5.3	Recovery of Amounts Paid and Not Taken

The User may recover, in whole or in part – upon Notice as per item 9.2.2, always for consumption at the Cogeneration Plant, the remainder of the Amounts Paid and Not Taken (APNTs) of Gas (commodity), as follows:
a)	during the effectiveness of the Agreement, including any possible extension pursuant to item 13.1:
(i)	up to the last Month of the seventh (7th) Year subsequent to the Year of verification of the Amount Paid and Not Taken of a certain Year (APNTy);

(ii)	on the condition that it has already requested and taken, in the Month in which there is the recovery, an Amount of Gas corresponding, at least, to the monthly Take or Pay commitment;
b)	after the end of the term established in the Article Thirteen, including its eventual extension pursuant to Article Thirteen: except for the event of termination caused by the User or for its fault:
(i)	up to the limit of the DCA or to such limit that may be agreed by Comgás and the User;

(ii)	up to the term of three hundred and sixty five (365) days following the end of the Agreement, pursuant to item 13.1.1.
9.5.3.1	The portion taken by the User of the remainder of Amounts Paid and Not Taken (APNT’s) will be referred to as Amount Recovered by the User (ARU) and will be, at the time of such recovery, deducted from the said remainder, by order, from the oldest to the most recent APNTY.

9.5.3.2	For the Amount Recovered by the User (ARU), the User shall pay to Comgás the portion corresponding to the taxes levied, under the terms of the applicable legislation.

9.5.3.3	For the Amounts Recovered by the User (ARU’s) in accordance with item 9.5.3(b), the User shall also pay to Comgás the portion of the Gas Price pertaining to the transportation of the entire volume recovered in the Month or ninety-five percent (95%) of what would be the Daily Contracted Amount (DCA), whichever is higher, with all taxes levied thereon.

9.5.3.4	After the deadlines referred to in subitems (a) and (b) of item 9.5.3 or after the termination of the Agreement by Comgás as a result of a default by the User, the balance of the Amount Paid and Not Taken will be considered as having been extinguished, whether there is a remainder or not, and the User will not have any right of recovery. In case of termination of the Agreement by the User for a default by Comgás or in case of termination under the terms of item 17.5(a), Comgás shall pay to the User the amounts provided for in item 17.4.1(ii).

9.5.3.5	In the event of termination of the Agreement under the terms provided for in item 17.5(b):
(a)	the remainder of the Amount Paid and Not Taken (APNT) of Gas will be considered as being extinguished, whether there is a remainder or not, and the User will not have any right of recovery, in case the termination of the Agreement pursuant to said item 17.5(b) results from unilateral decision by the User or from a default of the User;

(b)	the amount corresponding to the possible residual amount of the Amount Paid and Not Taken (APNT) of Gas will be paid by Comgás to the User, as provided for in item 17.4.1(ii), if the termination of the Agreement pursuant to said item 17.5(b) results from unilateral decision of Comgás or from a default of Comgás.
9.6	Penalty for Amount Taken in Excess of Schedule

If, on any given Day, the User takes an Amount of Gas exceeding by more than ten percent (10%) the Scheduled Daily Amount (SDA) for that Day, or ten percent (10%) of the Daily Contracted Amount (DCA) in effect, whichever is lower, then it shall pay to Comgás, unless if agreed upon between the Parties, in addition to the regular invoicing:

i)	a penalty in the amount determined by the following formula:

PATES	=	0.30 [(QM-QL) x PC + QT x PT], where:

PATES	-	Is the amount, on the Day, of the penalty for Amount Taken in Excess of Schedule to be paid by the User to Comgás;

QM	-	is the Measured Amount on such Day;

QL	-	is the lowest Amount of Gas established below:

• the SDA for that Day added by ten percent (10%) or

• the DCA added by ten percent (10%);

PC	-	is the amount of the portion pertaining to the commodity in the Gas Price in effect on the last Day of the Month in which the User has taken a quantity of Gas higher than the Scheduled Daily Amount (SDA), already expressed in R$/m3, considering the Exchange Rate of the last business day of the same Month;

QT	-	is an Amount of Gas expressed in m3, whose amount is:

• equal to the difference between Measured Amount (QM) and the smallest Amount of Gas among the following: 110% of the Scheduled Daily Amount (SDA) or 110% of the Daily Contracted Amount (DCA), if 110% of the Scheduled Daily Amount (SDA) of such Day is greater than 95% of the Daily Contracted Amount (DCA);

• equal to QM – 95% of the DCA, if 110% of the SDA of that Day is lower than 95% of the DCA and QM is greater than 95% of the DCA;

• equal to zero, in the other events;

PT	-	is the amount of the portion pertaining to the transportation in the Gas Price in effect on the last Day of the Month in which the User has taken Amounts of Gas greater than the Scheduled Daily Amount (SDA), already expressed in R$/m3, considering the Exchange Rate of the last business day of the same Month.
9.6.1	Without prejudice to the provisions of item 9.6, if the User fails to comply with the limits specified in said item, and that implies risk to the operation of the distribution system, Comgás may limit the flow in the Regulation and Measurement Set (CRM), upon prior notice to the User.

9.6.2	The payment of the penalty referred to in item 9.6 will be made on the maturity date of the invoices pertaining to the concerned Month as provided for in item 11.4 — and the User shall be subject, in case of non-payment within such term, to the same additions and other rules applicable to the invoices paid in delay, pursuant to Article Eleven.

9.7 Penalty for Amount Taken Below Schedule
If, on any given day, the User takes an Amount of Gas lower than eighty percent (80%) of the Scheduled Daily Amount for that Day, it shall pay to Comgás, as of the second event in any given Month, or as of the seventh event in a certain Year, in addition to the regular invoicing, a penalty in the amount determined by the following formula:

PATBS	=	(0.80x SDA — QM) x B x PC, where:

Patbs	-	is the limit amount, on the day, of the Penalty for Amount Taken Below Schedule to be paid by the User to Comgás;

B	-	the amount of B shall depend on the percentage of deviation to be produced between the Scheduled Daily Amount (SDA) and the amount actually taken, as follows:

▪ If QM ≥ (0.80 x SDA), then B = 0 ;

▪ If QM < (0.80 x SDA) and QM ≥ (0.75 x SDA), then B = 0.05;

▪ If QM < (0.75 x SDA) and QM ≥ (0.70 x SDA), then B = 0.10;

▪ If QM < (0.70 x SDA), then B = 0.15

QM	-	Is the Measured Amount on such Day;

SDA	-	Is the Scheduled Daily Amount for that Day;

PC	-	is the amount of the portion pertaining to the commodity in the Gas Price in effect on the last day of the Month in which the User has taken the Amount of Gas lower than the Scheduled Daily Amount (SDA), already expressed in R$/m3, considering the Exchange Rate of the last business day of the month.
9.7.1	The payment of the penalty referred to in item 9.7 will be made on the maturity date of the invoices pertaining to the concerned Month as provided for in item 11.4 – and the User shall be subject, in case of non-payment within such term, to the same additions and other rules applicable to the invoices paid in delay, pursuant to Article Eleven.
9.8 Payment Commitment of Firm Transportation and Distribution Margin
9.8.1	On a monthly basis, the User shall pay to Comgás, within the term set forth in item 11.4, the product of the portion pertaining to the transportation of the Gas Price (PT) by the greater amount between the following (QT) added by the taxes levied, as provided for in the applicable legislation:

i.	the sum, in the Month, of the Daily Taken Amount (DTA) plus the Amount Recovered by the User (ARU).

ii.	the product of ninety-five percent (95%) — Ship or Pay — of the Daily Contracted Amount (DCA) by the number of Days of the corresponding Month, deducted from this calculation the situations of non-delivery or non-receipt of Gas for Failure in Supply, Fortuitous Case or Force Majeure by either Party and/or Scheduled Interruption by Supplier and/or Comgás, in the proportion that they have adversely affected the receipt or the regular supply of Gas at the Delivery Point.
9.8.2	On a monthly basis, the User shall pay to Comgás, within the term set forth in item 11.4, the product of the portion pertaining to the Distribution Margin by the greater among between the following (QT) added by the taxes levied, as provided for in the applicable legislation:
i.	the sum, in the Month, of the Daily Taken Amount (DTA) plus the Amount Recovered by the User (ARU).

ii.	the product of eighty percent (80%) of the Daily Contracted Amount (DCA) –the Distribution Take or Pay — by the number of Days of the corresponding Month, deducted from this calculation the situations of non-delivery or non-receipt of Gas for Failure in Supply, Fortuitous Case or Force Majeure by either Party and/or Comgás’ Scheduled Interruption or the Supplier’s Scheduled Interruptions, in the proportion it has adversely affected the receipt or the regular supply of Gas at the Delivery Point.
9.9 Gas Supply Commitment
9.9.1	Comgás undertakes to accept the Daily Requested Amounts (DRA) as Scheduled Daily Amounts (SDA), as well as to make available to the User, at the Delivery Point, at every Day, an Amount of Gas equal to the Daily Requested Amount (DRA) for the corresponding Day.
9.9.1.1	Comgás is released from its obligation to accept, as Daily Requested Amount (DRA), Daily Requested Amounts (DRA) that are incompatible with situations of Comgás’ and/or Supplier’s Scheduled Interruptions.

9.9.2	In the event of proven Failure in Supply, Comgás shall pay to the User, as the sole and enforceable compensation, the amount determined by the following formula, always subject to the limit set forth in item 9.9.3 below:

Md = 0.15 x GP x QF

where:

Md — daily fine, in national currency;

QF — Missing Amount on the Day on which there was a Failure in Supply;

GP — Gas Price at the Delivery Point, pursuant to item 8.1.1 of Article Eight, in effect in the Month.
9.9.2.1	The payment of the penalty referred to by item 9.9.2 shall be made on the maturity date of the invoices pertaining to the concerned Month as provided for in item 11.4 — the User shall be subject, in case of non-payment within such term, to the same additions and other rules applicable to the invoices paid in delay, pursuant to Article Eleven.
9.9.3	Under no circumstance, the total of payments by Comgás as a result of Failure in Supply may exceed, in each Year, the non-cumulative limits specified below, subject to the provisions of Article Twenty.
(i)	in case the Failure in Supply is the result of a failure in supply by the Supplier in the Supplier-Comgás Agreement: limit corresponding to 3,285,000 m [3] multiplied by the Gas Price in effect, converted to Reais per Cubic Meters, calculated according to the following formula:

IL	=	K x 3,285,000 x GP, where

IL	-	is the maximum limit of payment by Comgás in case of Failure in Supply resulting from a failure in supply by the Supplier in the Supplier-Comgás Agreement;

GP	-	is the Gas Price in force on the date of occurrence of each Failure in Supply converted to Reais per Cubic Meter at the Reference Conditions according to the Exchange Rate of the last business day of the Month of payment of an indemnification.

K		is the percentage of use of the IL, which shall vary from 0 to 1, and, on the execution date of this Agreement and on the beginning of each Year, shall correspond to 1. At each payment made by Comgás for Failure in Supply, a new K factor shall be determined by the reduction of (i) the percentage corresponding to such payment in relation to the value 3,285,000 x GP from the (ii) previous K factor.

(ii)	in case the Failure in Supply is exclusively attributable to Comgás: limit corresponding to 3,285,000 m [3] multiplied by the Gas Price in effect, converted to Reais per Cubic Meters, calculated according to the following formula:

IL	=	K x 3,285,000 x GP, where

IL	-	is the maximum limit of payment by Comgás in case of Failure in Supply exclusively of Comgás;

GP	-	is the Gas Price in force on the date of occurrence of each Failure in Supply converted to Reais per Cubic Meter at the Reference Conditions according to the Exchange Rate of the last business day of the Month of payment of an indemnification.

K		is the percentage of use of the IL, which shall vary from 0 to 1, and, on the execution date of this Agreement and on the beginning of each Year, shall correspond to 1. At each payment made by Comgás for Failure in Supply, a new K factor shall be determined by the reduction of (i) the percentage corresponding to such payment in relation to the value 3,285,000 x GP from the (ii) previous K factor.
9.9.3.1	The Parties agree that the indemnification limits provided for in item 9.9.3 above are exclusively established for each Year and are not cumulative with the limits of other Years. Therefore, any possible balance of the indemnification limit of any given Year, which has not been used for such Year, will not be added to the indemnification limits of the subsequent Year.
ARTICLE TEN — COMMITMENT OF PRIORITY OF PURCHASE OF DAILY CONTRACTED AMOUNT (DCA) OF THE AGREEMENT AND GAS USAGE RESTRICTION
10.1	Priority of Acquisition of Daily Contracted Amount (DCA) of the Agreement
10.1.1	The User agrees that the supply of Gas, subject of this Agreement, will have priority in relation to any other supply of piped gas to the Cogeneration Plant which it may possibly request to Comgás until the Daily Contracted Amount (DCA) set forth in this Agreement is reached.

10.1.2	If the User consumes gas from other agreement in violation with the provisions of 10.1.1 above, the User shall pay to Comgás, as penalty, the amount calculated by the formula P = GP x QT, where:

P	-	is the amount of the penalty pertaining to the Day;

GP	-	is the total unit price of the Gas at the Delivery Point in effect on the last day of the month of occurrence of the fact generating the penalty, converted into Reais per Cubic Meter at the Reference Conditions, according to the Exchange Rate of the day prior to the payment day to Comgás.

QT	-	is the Amount of Gas (expressed in Cubic Meters at the Reference Conditions) taken on the Day by the User which is not the Gas subject of this Agreement, limited to the difference [DCA — QR – QFF], in which:

		DCA	-	Is the Daily Contracted Amount;

		QR	-	Is the Amount of Gas subject of this Agreement which has been used on that Day by the User;

		QFF	-	Is the Amount of Gas which, on that Day, has been subject of proven Failure in Supply;
10.1.3	The payment of the penalty referred to by item 10.1.2 shall be made on the maturity date of the invoices pertaining to the supply of Gas of the concerned Month – the User shall be subject, in case of non-payment within such term, to the same additions and other rules applicable to the Gas supply invoices paid in delay, pursuant to Article Eleven of this Agreement.

10.1.4	The payment obligation of the penalty referred to in item 10.1.2 will be irrespectively of all the other obligations under the Agreement, including the Take or Pay, Ship or Pay and Distribution Take or Pay obligations and the payment of the full price for any amount of Gas supplied at the Delivery Point.

10.2	Gas Usage Restriction

10.2.1	The User agrees that all the Gas subject of this Agreement shall be consumed at the Cogeneration Plant.

10.2.2	If the User destines any Amount of Gas to any other use(s) in violation with the provisions above, the User shall pay to Comgás, as a penalty, the amount corresponding to the product of such Amount of Gas by seventy percent (70%) of its total unit price (PS) at the Delivery Point in effect on the last Day of the month of occurrence of the fact generating the penalty.

10.2.3	The payment of the penalty referred to by item 10.2.2 shall be made on the maturity date of the invoices pertaining to the supply of Gas of the concerned Month as provided for in item 11.4 – the User shall be subject, in case of non-payment within such a term, to the same additions and other rules applicable to the Gas supply invoices paid in delay, pursuant to Article Eleven of this Agreement.

10.2.4	The payment obligation of the penalty referred to in item 10.2.2 will be irrespectively of all the other penalties and obligations of the Agreement, including the ones related to termination, Take or Pay, Ship or Pay, Distribution Take or Pay and the obligation to pay the full price of the totality of Gas supplied at the Delivery Point.
ARTICLE ELEVEN – INVOICING, PAYMENT MANNER AND GUARANTEE
11.1 Amounts to Be Invoiced
11.1.1	Portion Pertaining to the Commodity:
For the supply of Gas (commodity), the invoicing amount will be determined by the application of the following formula:
where:

FC	-	is the amount of the invoicing of the commodity in each period of invoicing to be paid by the User on the maturity date defined pursuant to item 11.4;

DTAj	-	is the Daily Taken Amount on day “j”;

PC	-	is the unit amount of the portion pertaining to the commodity added by the taxes and converted into national currency per Cubic Meter at the Reference Conditions in accordance with the Exchange Rate of the last business day of the Month of supply;

K	-	is the first Day of Gas supply in the invoicing period;

J	-	is each one of the Days of Gas supply in the concerned invoicing period;

N	-	corresponds to the last Day of Gas supply in the concerned invoicing period;

ΔFc	-	is the supplementary amount of the invoicing of the commodity pertaining to the previous supply period, calculated by means of the difference between (i) the amount ascertained in accordance with the Exchange Rate published on the business days previous to the 25th day of the Month of supply and (ii) the amount invoiced in the previous period being deducted therefrom the supplementary amount of the ΔFc previously applied.

11.1.2	Portion Pertaining to the Transportation
In relation to the Gas transportation, the invoicing amount will be determined by means of the application of the following formula:
     where:

FT	-	is the invoicing amount pertaining to the transportation in each period of invoicing, to be paid by the User on the maturity date as defined pursuant to item 11.4;

QT	-	is the Amount of Gas defined pursuant to item 9.8

PT	-	is the amount of the portion pertaining to the transportation of the Gas Price in force on the Month of supply and converted into national currency per Cubic Meter at the Reference Conditions by the Exchange Rate of the last business day of the Month of supply.

ΔFt	-	is the supplementary amount of the invoicing of the transportation pertaining to the previous supply period, calculated by means of the difference between (i) the amount ascertained in accordance with the Exchange Rate published on the business day previous to the 25th day of the Month of supply and (ii) the amount invoiced in the previous period being deducted therefrom the supplementary amount of the ΔFt previously applied.
11.1.3	Portion pertaining to the Distribution Margin

In relation to Comgás’ Distribution Margin, the invoicing amount shall be as established hereinafter:
where:

Fm	-	is the invoicing amount pertaining to the Distribution Margin in each Month of invoicing, to be paid by the User on the maturity date as defined pursuant to item 11.4;

QMi	-	is the Amount Measured on Day i, in m3.

N	-	is the last Day of Gas supply in the Month or the considered supply period

Mg	-	is the Distribution Margin calculated as defined in items 8.1.2 and 8.1.2.1

I	-	is each one of the Days of Gas supply in the Month or period of invoicing considered

11.1.4	Portion Pertaining to the Amount Not Taken

In relation to the Amount Not Taken, the invoicing amount shall be determined by the application of the formulas provided for in item 9.5.
11.2	- Periodicity of Invoicing and other Collections.

Invoicing shall be made on a monthly basis, and each Month shall correspond to a Gas supply period. The other Collection Documents shall be issued with the same periodicity, without prejudice to the provisions of item 11.3.
11.3	Submission of Bill of Sales and Collection Documents

Comgás shall submit to the User the bill of sales and the Collection Documents up to the tenth (10th) day of the Month following the Month to which they refer and up to the tenth (10th) day of the first Month of the subsequent Year for the invoicing related to annual Take or Pay. The failure by Comgás to submit the Collection Documents within the established term shall result in the extension of the maturity date for a period equivalent to the delay.
11.4	Collection Documents – Maturity Dates

The amounts of the Collection Documents shall be paid in the country legal currency, by way of credit into the current account of Comgás (to be previously informed), up to the twenty-fifth (25th) day of the month following the Month to which they refer, or, if such is not a business day, on the first (1st ) subsequent business day.
11.4.1	In case of delay in the delivery of the Collection Document, the maturity date shall be extended for a term identical to the number of days of delay, remaining applicable, however, the original dates set forth in items 11.1.1 and 11.1.2 for the determination of the Exchange Rate.

11.4.2	The Collection Document(s) shall be issued by Comgás, in the name of:

Corn Products Brasil – Ingredientes Industriais Ltda

Rua Paula Bueno, 2935

Mogi Guaçu – SP — CEP 13841-010

11.4.3	Comgás shall include into each invoice the calculation of any penalties due by the User in accordance with Article Nine.

11.5	Compensation of Fines Imposed by the User to Comgás

In the event Comgás has incurred in any fines properly notified and charged by way of a Collection Document issued by the User, its amount, if acknowledged by Comgás, may be used by the User to set-off its debt towards Comgás in the Month of payment.
11.5.1	In the event the total of fines referred to by item 11.5 is higher than the debt of the User towards Comgás in any given Month, the difference in favor of the User shall be credited by Comgás into a current account of the User, to be timely informed, on the same maturity date of the invoice pertaining to the Gas which has been supplied in the Month of occurrence of the fact generating the fine.
11.6	Late Payment Charges

The payments made in delay shall be updated by the accumulated variation of the IGP-M/FGV (General Index of Market Prices, published by Fundação Getúlio Vargas) — or any other index that may replace it — and added by interest of one percent (1%) per month, everything on a pro rata tempore basis, considering the period between the effective payment date and the maturity date, in addition to a fine of two percent (2%) on the updated principal amount. If the IGP-M/FGV is extinguished and not officially replaced by any other index, the Parties shall agree, within the term of fifteen (15) days, on a new index for the same purpose.
11.6.1	If within the term of fifteen (15) days the Parties fail to reach an agreement on the index to be used in replacement of the IGP-M/FGV, the dispute shall be settled by an Expert.
11.7	Error in Collection Document.

In the event that an error is found in the amount of a Collection Document, whether a shortfall or an excess, Comgás shall make the appropriate correction for set-off in the next succeeding month. In case of an error in the amount of a Collection Document, the User may notify Comgás within three (3) days after the receipt of the Collection Document, requiring Comgás to correct the error and reissue the Collection Document. If the Collection Document is corrected in 3 days and delivered to the User within such term, it shall be settled within the original term. If the corrected Collection Document is delivered to the User after 3 days, it shall be settled by the User within twenty (20) days as of the receipt of the corrected Collection Document.

11.8	Disputed Collections

In case any amount charged by one Party to the other in any Collection Document is disputed, the following procedures shall be applied:
a)	The disputing Party ( “Disputing Party”) shall give notice of such dispute to the other Party (“Non-Disputing Party”) on or before the due date of the Collection Document, describing in detail the disputed amount, the reasons for its disagreement, the alternative adopted in relation to the amount charged, in addition to any other elements it deems important in order to settle the dispute;

b)	The Non-Disputing Party shall make the payment of the total amount charged on a timely basis, informing the portion subject to potential refund.

c)	If the Non-Disputing Party agrees with the Disputing Party, the Non-Disputing Party shall give notice to the Disputing Party of its agreement and refund the latter, within the maximum term of fifteen (15) days, the disputed amount, in case such amount was paid subject to potential refund.

d)	If the Non-Disputing Party does not agree with the Disputing Party, then the Non-Disputing Party shall give notice to the Disputing Party of its disagreement and the dispute shall be immediately submitted to an Arbitration Tribunal, unless the Parties decide to submit the dispute first to an Expert.
11.8.1	If, at any time, a Party waives or reconsider its opinion with respect to a dispute, such Party may, as the case may be:
i.	refund to the other Party the amount paid subject to potential refund, added by the charges provided for in item 11.8.1.2;

ii.	release any amount paid “subject to potential refund” from such condition;

iii.	pay the costs and expenses incurred so far with the procedures of Arbitration or Expert Proceeding.
11.8.1.1	Said waiver or review shall be formally notified to the other Party and to the president of the Arbitration Tribunal or Expert, and the controversy shall be extinguished.

11.8.1.2	The Party which, upon decision by the Arbitration Tribunal or the Expert, shall be required to return the amount paid subject to the potential refund, shall also pay to the other Party the corresponding financial charges on the previously disputed amount, the total of which shall be calculated in view of:

i.	the time elapsed from the maturity of the debt – or since its payment subject to potential refund;

ii.	the monthly charge corresponding to the variation of the IGPM-FGV, plus one percent (1%) per month.
11.9	Payment Guarantee

As guarantee to the fulfillment of all of its obligations provided for in the Agreement, specially the payment obligations by the User of any amount owed under this Agreement, the User shall deliver to Comgás a Guarantee consisting in a bank letter of credit, in a form acceptable to Comgás, issued by a financial institution acceptable to Comgás, in the amount corresponding to 90 multiplied by the Daily Contracted Amount multiplied by the Gas Sale Price. The guarantee shall be delivered by the User to Comgás in the event of, in any Year, the sum of days in delay of payment by the User is equal to more than 10 days or in the event there are more than 2 events of delay of payment by the User. The User shall deliver the guarantee to Comgás within thirty (30) days counted as of the date on which the obligation to deliver the guarantee had been constituted, in the terms provided above.
11.9.1	The Guarantee shall be valid and effective in its full amount until the full compliance with all obligations of the User provided in this Agreement.
11.9.1.1	In case the GUARANTY has a term of existence shorter than the date of full compliance with all the USER’s payment obligations as set forth herein, the USER shall renew the GUARANTY or deliver a new GUARANTY according to the AGREEMENT, up to thirty (30) days before the end of its effectiveness. In case the USER does not renew the GUARANTY or does not delivery a new GUARANTY to COMGÁS within the above stated term, COMGÁS may enforce the existing GUARANTY to cover any amounts due by the user and/ or suspend the supply of GAS to the USER until the GUARANTY has been renewed, or until a new GUARANTY is delivered to COMGÁS.

11.9.2	In case of change or adjustment in the Gas Sale Price, the User shall (i) update the value of the Guarantee within the maximum term of thirty (30) days counted as of the date on which the change or update had occurred and (ii) deliver the updated version of the bank letter of credit to Comgás within such term.

11.9.3	In case the Guarantee granted by the User is used by Comgás, in the terms set forth in item 17.1, the User shall renew the Guarantee, in the value and terms established in item 11.9, within the maximum term of thirty (30) days counted as of the date of its use.
ARTICLE TWELVE – MEASUREMENT
12.1 Except as otherwise provided in this Agreement, the Parties agree to use the measurement units of the International Unit System — SI.
12.2 The measurements of Gas delivered to the User shall be made in the Measurement System integrating the CRM, as follows:
i.	the volume unit shall be the Cubic Meter;

ii.	the local atmospheric pressure value (for Campinas and Region, Patm = 0.93 kgf/cm 2) shall be assumed as being constant during the effectiveness of the Agreement, if such an amount is required for converting the volume into the Base Conditions;

iii.	the calorific power shall be determined by calculation, based on ISO Rule 6976, as from the composition of the Gas determined by chromatography based on ISO Rule 6974;

iv.	the measured volumes shall be expressed at the Base Conditions.
12.2.1	The measurement signal, if any, shall be made available by Comgás if requested by the User.
12.3	- The measurement of the total volume of Gas supplied to the User shall be made by the instruments of the Measurement System installed at CRM at the Delivery Point. Comgás shall be responsible for the operation, maintenance, calibration and adjustments of the Measurement System installed at CRM.

12.4	- The ascertainment of the total volume of Gas supplied to the User shall be made by the Comgás, by applying the following procedures, depending on the type of Measurement System that is installed at CRM:

i.	orifice meter: procedures described in API-MPMS 14.3 (“Natural Gas Fluids Measurement — Concentric, Square-Edged Orifice Meters”);

ii.	turbine meter: procedures described in INMETRO Ordinance No. 114, of 1997, or in ABNT ISO Rule 9951;

iii.	ultra-sonic meter: procedures described in AGA Report No. 9 (“Measurement of Gas by Multipath Ultrasonic Meters”);

iv.	other meter: as agreed in advance by the Parties.
12.4.1	For the Measurement Systems indicated in item 12.4, the compressibility factor shall be calculated pursuant to ISO 12 213 (“Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases”).
12.5
- The calibration and adjustments of CRM shall always be made by Comgás, Notice given to the User no less than five (5) days  in advance, so as to allow the User, if it so wishes, to send a representative in order to follow up the works.

12.5.1	The User shall always provide access to Comgás or any third parties accompanied by Comgás to CRM.
12.6	The period between two calibrations and successive ordinary adjustments of the CRM’s Measurement System, as of the Commercial Supply Start-up, shall be of 1 year. The other calibration procedures are to be agreed upon between the Parties.

12.7	The User may, upon delivery of a Notice to Comgás, request an extra calibration of any instrument integrating the CRM’s Measurement System, on which case the corresponding costs shall be fully borne by the User, if the instrument is considered adjusted, or by Comgás, if the instrument is considered out of adjustment. Comgás undertakes to make the calibration within the lowest possible term. The instruments of the CRM’s Measurement System that, after the calibration, present measurement errors not greater than the value of one point five percent (1.5%), either upwards or downwards, as a reference, shall be considered adjusted.

12.8	In case, after the calibration of the CRM’s Measurement System, such calibration indicates that the Measurement System was not adjusted, i.e., it is evidenced that the Measurement System had a deviation in the measured amount greater than 1.5%, either upwards or downwards, the respective correction factor shall be technically determined by Comgás; and the User shall be allowed to follow up the works.
12.8.1	No correction shall be applicable in the cases in which the measurement error of any given component of the CRM’s Measurement System is lower than those stated in item 12.7 above.

12.8.2	Once the period in which the CRM’s Measurement System had presented measurement errors above the ones permitted is perfectly defined, corrections of value equal to the deviation verified shall be applied, either upwards or downwards, on the amounts actually registered in that period by the Measurement Systems.

12.8.3	If the period in which the CRM’s Measurement System was out of calibration is unknown, the corrections referred to in item 12.8.2 shall be applied on the amounts actually recorded by the Measurement Systems in the past forty-five (45) Days of consumption or in the last half of the period of time between the two latest calibrations of the Measurement System, whichever is the lower period of time.
12.9	If, on any given day, there is a dispute as regards the Amounts of Gas made available at the CRM or failure in the CRM, including removal of any of its components for maintenance, without interruption in the supply of Gas — the daily volume of Gas supplied in relation to such Day shall be determined as follows, in order of preference:
a)	in the measurement systems of gas of the Cogeneration Plant in the period, if any, provided that access by Comgás and any third parties accompanied by Comgás to the measurement instruments installed at the Cogeneration Plant, as well as to the information referring to their calibration, is allowed. For purposes of using such resource, Comgás shall previously inspect and approve, based on the metrological legislation in effect and the technical rules applicable, the use of such measurement instruments for that purpose.

b)	based on the measurements made in any other Comgás’ Measurement Systems — by difference, if, as from the difference, it is possible to calculate, on a safety way, said volume of Gas taken by the User;

c)	indirectly calculated, if possible, based on the electric energy and steam generated at the Cogeneration Plant in the period, provided that access by Comgás and any third parties accompanied by Comgás to the meters installed at the Cogeneration Plant, as well to the information pertaining to their calibration, is allowed;

d)	in an amount equal to the average of the Daily Taken Amounts (DTA’s) of the last ninety (90) Days on which there was effective supply — subject to later adjustments, upon agreement between the Parties.
12.10	All the other matters or disputes pertaining to this Article, whose determinations in relation to their settlement have not been differently stated in the previous items, shall be submitted to Expert Proceeding — with sharing in equal portions between both Parties of the corresponding expenses and costs of such procedure.

ARTICLE THIRTEEN — EFFECTIVENESS AND EXTENSION
13.1	- This Agreement shall be valid on its execution date and its end shall occur on 03/31/2023, which may be extended, by means of agreement by the Parties, in writing, provided that such agreement is formalized with twenty four (24) months in advance to the term initially agreed for its end.
13.1.1	In the end, pursuant to the provisions of item 13.1, an additional maximum period of three hundred and sixty five (365) days shall be added for purposes of recovery by the User of its eventual remaining balance of the Amounts Paid and Not Taken, being effective, in this period, all the provisions of the Agreement related to and necessary for the recovery of such Amounts of Gas. Exclusively during the additional period referred to in this item and for the sole purpose of recovery of APNTs, the User shall be released from its Take or Pay commitment, remaining effective, however, the Ship or Pay and Distribution Take or Pay commitments.

ARTICLE FOURTEEN - FORTUITOUS CASE OR FORCE MAJEURE
14.1	Generic Concept

Any event or circumstance which combines the following requirements shall be considered an Fortuitous Case or Force Majeure , with strict observance of the provision pertaining to force majeure contained in Article 393 and its sole paragraph of the Brazilian Civil Code:
i.	its occurrence takes place and continues beyond the control of the Affected Party;

ii.	the Affected Party has not contributed, directly or indirectly, for its occurrence, which includes the fact that it does not arise from (i) default of any of the obligations of the Affected Party under the terms of this Agreement; (ii) failure by the Affected Party to comply with the Law;or (iii) negligence, error or omission of the Affected Party;

iii.	the action taken by the Affected Party’s, albeit diligent and timely, is not sufficient to prevent or mitigate the effects of its occurrence; and

iv.	its occurrence has the effect of affecting or preventing performance by the Affected Party of its obligations provided for in this Agreement.
14.2	Effects on the Agreement

Except as provided in item 14.3, upon the occurrence of an Fortuitous Case or Force Majeure, the Affected Party shall be relieved from performing its obligations hereunder, as well as it shall be exempted from any liability resulting from delays or failure to perform its obligations where directly attributable to such Fortuitous Case or Force Majeure.

14.3	Obligations Not Excluded

No Fortuitous Case or Force Majeure shall relieve the Affected Party from performing any of its obligations arising or accruing prior to the occurrence thereof, event though any such obligation may become due during or following the Fortuitous Case or Force Majeure, especially the obligations to pay sums of money contained herein.

14.4	Procedures in Occurrences of Fortuitous Case or Force Majeure
14.4.1	The Affected Party wishing to claim the occurrence of an Fortuitous Case or Force Majeure for the purposes of item 14.2 above shall take the following steps:
a)	notify the other Party of the occurrence of the event or condition constituting Fortuitous Case or Force Majeure — as soon as possible, but in no event later than four (4) days from the date on which the Affected Party became aware of the occurrence of such event of condition, indicating its estimated duration and its likely impact on the performance of its obligations;

b)	take the necessary actions to correct or mitigate the consequences of such event, in order to resume its contractual obligations as soon as possible;

c)	regularly inform the other Party about its actions and planned actions with respect to item (b) above;

d)	promptly notify the other Party of the cessation of the event and its consequences;

e)	grant to the other Party, whenever possible, access to any facility affected by the event, for the purpose of local inspection, which may be conducted at the expense and risk of such other Party;

f)	substantiate all facts and actions with documentation or available records;

g)	exercise its rights in good faith and with due regard for the interests of the other Party with respect to the performance of all contractual obligations affected by the occurrence of such Fortuitous Case or Force Majeure.

14.4.2	In connection with item 14.4.1(b) above, the Affected Party shall not be required, in the case of labor disputes, to act differently from what it may deem appropriate in its sole judgment, to the extent that it acts in a manner consistent with pas practices adopted in similar situations.

14.4.3	In the event of dispute as to the characterization of the fact as an Fortuitous Case or Force Majeure, the Parties shall submit the dispute to Arbitration, which shall decide based on the provisions of the applicable article of this Agreement. Until the dispute is decided by the Arbitration Tribunal, all obligations and rights of the Parties provided for in the Agreement shall remain valid and applicable.
14.5	Scope

Without limiting the generality of the concept of force majeure contained in Article 393 and its sole paragraph of the Brazilian Civil Code, an Fortuitous Case or Force Majeure may include the following events, listed by way of illustration only:
i.	acts of terrorism or public attacks, war whether declared or not, threatened war, guerrilla, insurrection, civil commotion, revolution, riot, rebellion, military insurrection, coup d’état, siege, declaration of state of emergency or martial law, embargo or blockade or other situations not falling within the exceptions referred to item 14.6;

ii.	acts of sabotage, terrorism, vandalism or accidental destruction, even if partially, of facilities of the Affected Party, as long as it has not contributed to such occurrence;

iii.	cataclysms, lightning, earthquakes, tornadoes, storms that result in the evacuation of the affected areas, floods, explosions and exceptional and unpredictable weather events;

iv.	Change in Law (except for the extinction of the tax benefits provided for in the Priority Program of Thermoelectricity) that materially adversely affects the object of the Agreement, the Supplier-Comgás Agreement or the Party claiming the occurrence of Fortuitous Case or Force Majeure;

v.	expropriation, seizure, compulsory acquisition or nationalization by any Public Body of all or a substantially all assets of the Affected Party required for the performance of such Party’s obligations under this Agreement.

14.6	Excluded Events

The following events shall be excluded from the scope of an Fortuitous Case or Force Majeure:
i.	strike or any other disturbance of similar nature involving solely the employees, agents, contractors or subcontractors of the Affected Party;

ii.	change in the economic and financial situation of the Affected Party, as well as changes in the market conditions for delivery of Gas, whether or not arising by virtue of a drop in the demand for electric energy generated by the Cogeneration Plant;

iii.	any accidental loss, damage or failure in any part of the industry plant, facilities, machinery or equipment of the Affected Party or the Cogeneration Plant, or any event related to their businesses, except if resulting directly from the occurrence of an Fortuitous Case or Force Majeure; and

iv.	delay in the performance of obligations undertaken by contractors or subcontractors of the Affected Party which affects the performance of any obligations undertaken by the Affected Party under this Agreement, except where there is evidence that such delay on the part of the contractors or subcontractors has resulted directly from the occurrence of an Fortuitous Case or Force Majeure.
14.7	Fortuitous Case or Force Majeure Incorporated by Reference

For all purposes of this Article, and to the extent that the requirements indicated in this Article Fourteen are evidenced and met, there shall be also considered:
(a)	Fortuitous Case or Force Majeure of Comgás: Fortuitous Case or Force Majeure that affects: (i) the ability of the Carrier and/or the Supplier to perform their respective obligations provided for in the agreements executed with the Supplier that are required for the performance of the Supplier-Comgás Agreement by the Supplier or (ii) the Supplier’s ability to perform its respective obligations provided for in the Supplier-Comgás Agreement; and

(b)	Fortuitous Case or Force Majeure of the User: Fortuitous Case or Force Majeure that affects the ability of the User to receive the Gas in view of damages at the Cogeneration Plant.

ARTICLE FIFTEEN- ASSIGNMENT AND ENCUMBRANCE OF RIGHTS AND OBLIGATIONS
15.1	This Agreement, as well as the rights and obligations arising hereof, may not be assigned, totally or partially, expect with the written agreement of the other Party, which may not be unreasonably denied by the non-assigning Party, provided that the requirements of item 15.1.1 are fulfilled.
15.1.1	For the agreement referred to in item 15.1, it is an essential requirement that the proposed assignee fulfill the conditions of technical guarantee and satisfactory economic solvency to assume, in whole or in part, the obligations arising from the assignment. Without such requirements, the other party would incur in a commercial risk substantially greater than the one assumed. The non-assigning party shall be incumbent upon determining, at its sole criteria, if the assignee fulfill the necessary conditions to the implementation of the proposed assignment, provided that, in case the non-assigning party disagrees with the assignment, it shall be incumbent upon evidencing the lack or insufficiency of the conditions presented against the proposed assignee.
15.1.1.1	Without prejudice to the provisions above and, if demanded, the User shall obtain previously to the assignment of the Agreement, all and any authorizations of the competent public bodies necessary for such assignment, including authorization of the competent public body linked to the Priority Program of Thermoelectricity.
15.1.2	In case of an authorized assignment according to this Article, the assigning party shall actually transfer to the assignee, in whole or in part, the rights and obligations established in the Agreement.

15.1.3	Provided that the requirements established in this Articles are fulfilled, the Parties agree to formalize any and all agreement and other documents necessary for the assignment, as requested, as well to give reasonable mutual assistance in the formalization of any assignment.
15.2	In addition to the fulfillment of the terms of the legislation in force and of the provisions of this Article, the Party that whishes to transfer its rights and/or obligations under this Agreement shall express its intention by means of delivery of Notice to the other Party.
15.2.1	Within ninety (90) days following the date of receipt of the Notice referred to in item 15.2, the non-assigning Party shall give its authorization or justify its refusal.

15.2.1.1	The lack of formal unfavorable manifestation within the term set forth in item 15.2.1 shall be considered as full agreement with the assignment by the omitting Party.

15.2.1.2	In case of a refusal by the non-assigning Party that is considered ungrounded by the assigning Party, the subject shall be submitted to a decision of the Arbitration Tribunal.
15.3	This Agreement, as well as the rights and obligations arising hereof, may not be pledged or in any other way encumbered by any of the Parties, except with the written prior agreement of the other Party
ARTICLE SIXTEEN – NOVATION AND FORBEARANCE
16.1	The provisions set forth in this Agreement are limited to the supply of Gas as contemplated herein, and shall not be deemed to constitute novation of any arrangement, covenant or agreement of a similar nature already existing between the Parties, which shall remain unchanged, except for the Short-Term Agreement.

16.2	Any and all forbearance with respect to the observance by the Parties of the terms and conditions set forth in this Agreement shall not operate as change or novation of the provisions agreed upon.

16.3	Comgás and the User decide to ratify the end of the term of the Short-Term Agreement in view of the execution of this Agreement, considering that the Short-Term Agreement set forth that its final term would occur on January 20, 2006 or on the execution date of this Agreement, whichever occurs first.
ARTICLE SEVENTEEN — DEFAULT AND TERMINATION
A) Default
17.1	Default by the User

Subject to the provisions of subitem 17.1.1, if the User, at any time, fails to (i) pay, in whole or in part, until its maturity date, the amount corresponding to any Collection Document submitted to the User by Comgás in view of this Agreement or, (ii) for disputed amounts, failed to proceed in accordance with the provisions of item 11.8, (iii) establish, update, reestablish and/or renew the Guarantee, according to the provisions and terms contained in item 11.9 and its subitems, then, the default by the User shall be deemed to have occurred on the maturity date of the respective Collection Document. After ten (10) days counted as of the date of the default by the User, Comgás may, at any time from such moment on, at its sole criteria, foreclose the Guarantee in the amount corresponding to the totality of the amount in delay on the date of foreclosure of the referred Guarantee. After thirty (30) days counted as of the date of default by the User, Comgás may suspend the delivery of Gas to the User, subject to the provisions of item 17.1.5 below, until the amount not paid, added by the corresponding financial charges (as provided for in item 11.6) is:
i.	paid to Comgás on a final basis or

ii.	paid to Comgás subject to potential refund.
17.1.1	It shall not be considered a default by the User the non-payment of any Collection Document issued by Comgás on the allegation of noncompliance with a commitment of Take or Pay, Ship or Pay and Distribution Take or Pay and/or a commitment of Article Ten, of which the User is released in the corresponding period in accordance with items 17.2 (final part), 17.2.1 and 17.2.2.

17.1.2	The suspension of the supply of Gas as provided for in item 17.1 shall not release the User from any other obligation in relation to this Agreement and may not be invoked by the User as a reason for the termination hereof and not even for the suspension of the commitments of Take or Pay, Ship or Pay or Distribution Take or Pay and the commitments of Article Ten.

17.1.3	Any possible forbearance by Comgás in the term to start the suspension of delivery of Gas referred to in item 17.1 shall not be deemed a waiver of right, and such suspension may start at any time following that term, while said default persists.

17.1.4	The suspension shall not be applicable to the Amounts Paid and Not Taken (APNT) of Gas, which will continue being reintegrated in accordance with the rules of item 9.5.3 and their subitems.

17.1.5	The decision of suspending the supply of Gas in accordance with this item shall be informed to the User within ten (10) days in advance.
17.2	Default by Comgás

Exception made to the events provided for in subitem 17.2.1, if Comgás any time fails to: (i) pay, in whole or in part, until its maturity date, the amount corresponding to any Collection Document submitted to Comgás by the User in view of this Agreement or, (ii) for disputed amounts, proceed in accordance with the provisions of item 11.8, then, the default by the User shall be deemed to have occurred on the maturity date of the respective Collection Document. After thirty (30) days counted as of the date of default by Comgás, the User’s Take or Pay, Ship or Pay and

Distribution Take or Pay commitments and the commitments established in Article Ten shall be suspended until the amount not paid – added by the corresponding financial charges (as provided for in item 11.6) — is:
i.	paid to the User on a final basis or

ii.	paid to the User subject to potential refund.
17.2.1	It shall not be considered a default by Comgás the non-payment of any Collection Document issued by the User directly or indirectly as a result of the suspension of the supply of Gas caused by a default of the User as provided for in item 17.1 and its applicable subitems.

17.2.2	The suspension of the commitments of Take or Pay, Ship or Pay and Distribution Take or Pay and those provided for in Article Ten, in accordance with item 17.2 and/or subitem 17.2.1, does not release Comgás from any obligation pertaining to this Agreement and may not be invoked by Comgás as a reason for its termination.
B)	Termination

17.3	Termination for the User’s default

After thirty (30) days have elapsed from any default by the User referred to by item 17.1 which has not been fully cured, Comgás may unilaterally terminate this Agreement, by sending a Notice to that effect to the User.
17.3.1	In the event of termination of the Agreement in accordance with item 17.3 — the occurrence of default is evidenced, according to the Agreement, in order to give cause to said termination —, the User:
i.	shall be obliged to pay to Comgás, as the sole indemnification applicable in such case, the amount of losses and direct damages incurred by Comgás, excluding any indirect damages and/or loss of profits, resulting from such termination for default, and the Parties agree and determine that the amounts of the losses and direct damages incurred by Comgás will include the amount of the indemnification payable by Comgás to the Supplier for termination of the Supplier-Comgás Agreement in view of the termination of this Agreement; the total amount of such payments shall be limited to the current amount of the remainder of the Agreement calculated only based on the Gas Price - according to the regular remaining effectiveness term or one hundred and twenty (120) months, whichever is shorter, at the discount rate agreed by the Parties or defined in Arbitration in case the Parties fail to reach an agreement on such rate, on a pro rata die basis;

ii.	shall be responsible to pay all its pending debt toward Comgás under this Agreement.
17.3.1.1	The Parties agree that the indemnification set forth in item 17.3.1 (i) represents the totality of indemnification that may be demanded by Comgás, even if it sustain greater losses, and nothing else shall be claimed in court or out-of-court.
17.4 Termination for default by Comgás
The User may unilaterally terminate this Agreement, by sending a Notice to Comgás, in any one of the following situations:
i.	After thirty (30) days have elapsed from any default by Comgás referred to in item 17.2 which has not been fully cured;

ii.	exception made to Fortuitous Case or Force Majeure, if Comgás, without prejudice to the obligations provided for in item 9.9, fails to comply with its obligation of providing the User with the Gas subject of this Agreement for a term greater than sixty (60) consecutive Days or ninety (90) alternate Days in each twelve (12)-Month period.
17.4.1	In the event of termination of the Agreement in accordance with item 17.4 — the occurrence of default is evidenced, according to the Agreement, in order to give cause to said termination—, Comgás:
i.	shall be obliged to pay to the User, as the sole indemnification applicable in such case, the amounts of losses and direct damages incurred by the User, — excluding any indirect damages and/or loss of profits-, resulting from such termination for default; the total amount of such payments shall be limited to the current amount of the remainder of the Agreement calculated only based on the Gas Price according to the regular remaining effectiveness term or one hundred and twenty (120) months, whichever is shorter, at the discount rate agreed by the Parties or defined in Arbitration in case the Parties fail to reach an agreement on such rate, on a pro rata die basis;

ii.	shall remain responsible to pay all its pending debt towards the User under this Agreement, as well as the amount corresponding to any possible residual amount of Amount Paid and Not Taken (APNT) of Gas, multiplied by the amount of the portion pertaining to the commodity in the Gas Price (PC) in effect on the day of termination multiplied by the latest Exchange Rate published before the original maturity of the respective Collection Document provided for in item 11.4.
17.4.1.1	The Parties agree that the indemnification set forth in item 17.4.1 (i) represents the totality of indemnification that may be demanded against Comgás, even if the User sustain greater losses, and nothing else shall be claimed in court or out of court.

17.5 Other Events of Termination
In addition to the events provided for in items 17.3 and 17.4, this Agreement may be terminated by either Party, by sending a Notice in writing to the other Party, in the events below:
a)	with no liability whatsoever of any Party towards the other Party:
(i)	upon mutual agreement between the Parties; or

(ii)	by the impossibility of consumption or supply of Gas under this Agreement or under the Supplier-Comgás Agreement as a result of an Fortuitous Case or Force Majeure lasting for a continued period longer than twelve (12) months;
b)	with liability of the Party that causes the termination:
i.	unilateral termination with no fault of the other Party;

ii.	transfer, partially or totally, to any third parties of the rights and obligations arising of this Agreement, in violation of the provisions of Article Fifteen;

iii.	in view of a relevant violation of any contractual provision that, under the terms of this Agreement, is not subject to payment by means of a Collection Document and which has not been cured within the term of ninety (90) days counted as of the receipt of Notice by the defaulting Party;

iv	in the event of termination of the Supplier-Comgás Agreement for any reason (except for the reason provided for in item (a) (ii) above), including, but not limited to, for default of either party in such agreement or by unilateral termination by any of the parties. In this case, the liability for the termination of this Agreement will be attributed to Comgás; or

v.	application for bankruptcy by any of the Parties, if any of the Parties is decreed bankrupt, application for court or out of court reorganization by any of the Parties, if said applications are not abandoned, denied or lose their efficacy, as applicable, within the time set forth in the law or within 60 (sixty) days after they are started, whichever occurs first; or

vi.	loss of the applicable licenses by any of the Parties.

To these events, analogously and as applicable, the provisions of items 17.3.1, 17.3.1.1, 17.4.1. and 17.4.1.1 shall apply.

17.6 Default in Other Agreements
The default by either Party in any other agreements will not be considered as default of this Agreement nor will cause its termination, the application of penalties of any kind or the suspension of any obligations provided for herein.
17.7	The User agrees and acknowledges that it is exclusively responsible for the business relationship with EnergyWorks do Brasil Ltda. or any successor or assigning party thereto, including for the gas supply and the gas quality. Comgás may only be held liable for any default in this Agreement exclusively before the User and subject to the limits of liability provided for herein. The User shall hold Comgás harmless from any actions or claims filed by third parties, including, without limitation, by EnergyWorks do Brasil Ltda., grounded on the supply of Gas subject of this Agreement or of any sub-products resulting from the supply of Gas subject of this Agreement. The User also undertakes to compensate Comgás if it may be bound to pay any indemnification to any third parties, including to EnergyWorks do Brasil Ltda., as a result of such actions or claims. The amounts to be compensated by the User to Comgás shall include all the indemnification possibly paid by Comgás, as well as all the costs incurred by Comgás, including attorney’s fees.
ARTICLE EIGHTEEN — NOTICES
18.1	For all legal purposes arising of the Agreement, the Parties indicate below their respective domiciles, the only places where all Notices to be made in relation to the Agreement will be valid:
i.	Companhia de gás de são paulo – Comgás Rua das Olimpíadas, 205 – 10° andar São Paulo — SP CEP – 04551-000

ii.	Corn Products Brasil – Ingredientes Industriais Ltda Rua Paula Bueno, 2935 Mogi Guaçu — SP CEP 13841-010
18.2	Any of the Parties will be entitled to change its domicile upon Notice sent to the other party with fifteen (15) days in advance of such change.

18.3	Any Notice required or allowed, under the terms of this Agreement, will be considered as received upon its delivery by facsimile transmission or by means of e-mail, in both circumstances, provided that it is confirmed by means of registered sending or, in case of personal delivery, at the time of its receipt.

ARTICLE NINETEEN — DISPUTE RESOLUTION
19.1	Disputes
19.1.1	In the event of any disputes relating to the interpretation or performance of this Agreement, prior to taking any other measure the Parties shall seek a solution by consensus. To this end, either Party shall send Notice to the other for the Parties to meet in order to pursue such solution by consensus within no more than 30 days after receipt of Notice, which period may be extended only by agreement between the Parties. Within such period, the Parties shall also agree whether the dispute involves a technical issue that should be submitted to an Expert Proceeding. If the Parties so agree or if it is expressly set forth in the Agreement that the dispute must be submit to an Expert Proceeding, prompt action shall be taken for designation of an Expert pursuant to item 19.3.2.

19.1.2	If a consensus solution is not reached during the period specified in subsection 19.1.1 above or if the Parties come to a consensus that the dispute does not involve a technical issue requiring submission to an Expert Proceeding, then the dispute in question shall be resolved by an Arbitration Tribunal, which shall apply in the resolution of the dispute the substantive laws of Brazil (“Arbitration”).
19.2 Arbitration
19.2.1	An Arbitration shall be governed, in all its procedural aspects, by the UNCITRAL Arbitration Rules and shall take place in the City of São Paulo. The administration of the Arbitration shall be conducted by the Brazil-Canadá Commerce Chamber (BCCC). Arbitration shall necessarily be based on law, and judgment based on equity or on the general principles of law or on custom and usage shall be prohibited. In the case of a conflict between the UNCITRAL Rules and the rules contained in this Agreement, the latter shall prevail.

19.2.2	The language utilized in the Arbitration and the decision handed down in connection therewith shall be the Portuguese language.

19.2.3	The Arbitration Tribunal shall be composed of three (3) members who (i) shall have at least ten (10) years of experience in matters relating to the subject matter of the Arbitration, and (ii) shall have no conflict of interest with the subject matter of the Arbitration, provided further that the Parties shall observe the following provisions:
i.	the Party asserting the dispute (First Party) shall send Notice to the other Party (Second Party), clearly stating the object of the dispute and informing the name of the Arbitrator selected by it (First Arbitrator);

ii.	within thirty (30) days from receipt of the Notice mentioned above, the Second Party shall inform to the First Party, also by Notice, the name of the Arbitrator selected by it (Second Arbitrator). If the Second Party fails to act within said time limit, the First Party may request that the President of the BCCC appoint the Second Arbitrator;

iii	within fourteen (14) days from the appointment of the Second Arbitrator, both Arbitrators shall appoint a Third Arbitrator, who shall preside over the proceedings; and

iv.	if there is no consensus as to the appointment of the Third Arbitrator, such appointment shall be made by the President of the BCCC. The Third Arbitrator shall be proficient in the Portuguese language.
19.2.4	In the event that the UNCITRAL Rules are silent as to any procedural aspects, such omissions shall be resolved by the arbitrators by reference, in the following order, to:
a)	to Law No. 9.307/96; and

b)	to the Brazilian Code of Civil Procedure.
19.2.5	Within ninety (90) Days from commencement of Arbitration, the Arbitrators shall issue a well-reasoned award (Arbitration Award).

19.2.6	The Arbitration Award shall indicate and describe in detail the liabilities of the Parties, as well as the portion of legal fees and expenses and Arbitration costs awarded to each Party. The Arbitration Award shall be in writing and shall be binding on the Parties, which specifically waive any judicial review thereof.

19.2.7	The Parties reserve the right to bring legal actions in the Brazilian courts to (a) ensure institution of Arbitration, (b) seek temporary injunctive relief for the protection of their rights prior to institution of Arbitration, provided that any such action shall not be deemed a waiver of Arbitration as the sole method for resolution of conflicts between the Parties and (c) enforce any decision issued by the Arbitration Tribunal, including without limitation the Arbitration Award. In any such event the courts mentioned in item 19.5 shall be the courts of competent jurisdiction.
19.3 Expert Proceeding

19.3.1	Once the Parties have agreed that a dispute is to be submitted to an Expert Proceeding under item 19.1.1 above or there is an express contractual provision establishing that a dispute must be submitted to an Expert Proceeding, the provisions listed in items 19.3.2 through 19.3.7.2 shall apply to such Expert Proceeding.

19.3.2	Appointment of the Expert
The procedures for appointment of an Expert are as follows:
(a)	a Party wishing to submit a dispute to an Expert shall give Notice of such intent to the other Party, stating in detail the reasons for the dispute;

(b)	by mutual agreement, the Parties shall within twenty-one (21) days from delivery of the Notice referred to in the preceding item appoint the Expert that shall be responsible for reviewing the matters under dispute;

(c)	if within the term specified in the preceding item the Parties are unable to reach a consensus as to the Expert to be appointed, then the Party asserting the dispute shall, within five (5) days, request in writing that the President of the Institute of Technological Research (IPT) appoint an Expert. Such appointment shall be made within thirty (30) days from receipt of written request therefor;

(d)	either Party may object one time to the Expert appointed by the President of IPT. In the case of such an objection, the procedure described in letter (c) of item 19.3.2 above shall be repeated. After each Party has exercised its right to object as aforesaid, the procedure described in letter (c) of item 19.3.2 above shall be repeated once again and the Expert appointed in this manner shall necessarily be accepted by the Parties.

(e)	the terms of the instrument of appointment of the Expert shall be agreed between the Expert and the Parties and shall be set forth in a writing to be executed by the Expert and the Parties, provided further that the Expert and the Parties shall cooperate in order to have such document finalized as soon as reasonably possible;

(f)	in the event of impediment, refusal or absence of response for a period of fourteen (14) days, a procedure for appointment of another Expert, should this be the wish of the Parties:

(i)	shall resume at the phase where the last name was selected;

(ii)	shall be repeated accordingly until an Expert that accepts and is able to assume his/her functions is appointed or until the Parties decide to discontinue the procedure for appointment or the submission of the dispute to an Expert;
(g)	if there is a dispute between the Parties over the fees to be paid to the Expert, such fees shall be determined by the President of IPT, and the Parties shall necessarily abide by such determination and, except as otherwise specifically provided for herein or in a separate agreement for such purpose, the corresponding costs shall be borne equally by both Parties;

(h)	if new facts arise or are disclosed that may cast a doubt on the impartiality or qualification of the Expert with respect to the dispute, including his/her omission regarding the provision of item 19.3.3, or if any Party finds that there is a material risk of conflict of interests that may influence the decision of the Expert, then either Party may within seven (7) days from the date on which it became aware of such fact, disclosure or omission, request that the President of IPT make a decision as to the removal of the Expert or not;

(i)	in his/her decision the President of IPT shall take into account any conditions which the requesting Party may wish to impose;

(j)	if the President of IPT decides to remove the Expert, he/she shall appoint a replacement. In such case the procedures specified in letters (d) to (f) above shall also be applicable with respect to the confirmation and appointment of the new Expert.
19.3.3 Qualifications of the Expert
The person to be appointed as the Expert:
(i)	shall be qualified through technical education, experience and training to issue an opinion regarding the dispute;

(ii)	shall not have a conflict of interests, before or after accepting the appointment; and

(iii)	shall not, at the time of appointment and during his activities as the Expert with regard to such dispute, hold a position as officer, head of department, employee, services provider, directly or through a third party, or consultant of either Party or an Affiliate Company thereof, nor shall he/she have held or will held any such position during the three (3) years preceding or following his/her appointment as Expert.

19.3.4	Confidentiality
All information, data or documents submitted to the Expert by either Party shall be deemed confidential and shall not be disclosed by the Expert to any person whatsoever, except to his employees or professional consultants, provided, however, that such disclosure shall always be subject to the provisions of item 19.3.4.1.
19.3.4.1	The employees or professional consultants of the Expert shall prior to receiving any information, data or documents referred to in item 19.3.4 above specifically undertake in writing with the Expert to maintain them on a strictly confidential basis.
19.3.5	Obligations and Prerogatives of the Expert
The obligations of the Expert shall be set forth in the instrument of his appointment, among which the following shall necessarily be included:
(i)	impartially decide the dispute, based solely upon the facts and data furnished by the PARTIES;

(ii)	decide the dispute within the time limit assigned therefor, which shall not exceed sixty (60) days from the confirmation of his appointment, excluding Days corresponding to delay in receiving information requested or answers to queries or notices given to either Party;

(iii)	submit in writing to the Parties, prior to the expiration of the time limit established in the preceding item, a draft of the document in which he/she shall set forth his decision of the dispute, indicating the basis therefor;

(iv)	keep and ensure the confidentiality referred to in item 19.3.4;

(v)	give ten (10) days’ prior Notice to the other Party of any meeting he/she intends to conduct with a Party, so as to enable such other Party to attend the meeting;

(vi)	return to the submitting Party all documents (and copies thereof) submitted in connection with his/her duties, once they are completed.

19.3.5.1	The Expert shall disregard all information submitted to him after a period of thirty (30) days from his appointment, except for information delivered to comply with a specific request, which information shall be delivered within no more than ten (10) days from the request made by the Expert.

19.3.5.2	The Expert shall be entitled, in addition to the rights contained in the instrument of his appointment, to request the Parties to deliver any additional information he/she deems necessary for the resolution of the dispute, as well as to retain for such purpose any expert or independent consultant, subject to the determination of its fees within the reasonable limits practiced in the market.
19.3.6	Obligations and Rights of the Parties
19.3.6.1	Each Party shall have, with respect to the Expert and the other Party, the following set of obligations in connection with submission of a dispute to Expert Proceeding:
(i)	send to the Expert, within thirty (30) days from his appointment, documentation containing information necessary for the resolution of the dispute;

(ii)	make available to the Expert, within ten (10) days from the corresponding request, all additional specific information that the Expert may deem necessary to conduct his activities;

(iii)	send concurrently to the other Party copies of the documentation containing the information referred to in the preceding two clauses;

(iv)	bear its costs for remittance of information to the Expert and the other Party, as well as its expenses with legal counsel, consultants, witnesses, employees and other persons involved in the proceeding;

(v)	bear fifty percent (50%) of the common costs and expenses of the Expert Proceeding, which shall include:
•	the fees of the Expert;

•	the fees of any independent consultant called by the Expert;

•	the costs of selection and appointment of the Expert, if made with the intermediation of the President of IPT;

(vi)	abide by the final decision of the Expert, except in the event of fraud or error with respect to the LAW or material facts or in the event of demonstrable inadequacy in the consideration of such facts.
19.3.6.2	The rights of each Party include:
(i)	the right to take part in any meeting of the Expert with the other Party, as long as it communicates to the Expert in writing that it intends to participate in such meeting within five (5) Days from the receipt of the Notice referred to in item 19.3.5(v);

(ii)	the right to comment upon or contest information sent by the other Party to the Expert, as long as it does so in writing within fourteen (14) Days from receipt of such information; and

(iii)	specifically in respect of a dispute submitted to Expert Proceeding, the right to commence Arbitration proceedings at any time before execution of the instrument for appointment of Expert referred to in item 19.3.2(e).
19.3.7	Other Provisions
Unless otherwise expressly agreed by the Parties, if within the time limit assigned in item 19.3.5(ii) the Expert fails to submit his/her decision, then at the request of either Party the Expert shall be promptly removed and another Expert shall be appointed, whereupon the appointment procedure provided for in item 19.3.2 shall apply anew.
19.3.7.1	After a final decision is rendered, the prevailing Party shall be reimbursed by the Party prevailed upon for all documented costs incurred by the prevailing Party in connection with the Expert Proceeding.

19.3.7.2	Law 9,307 of September 22, 1996 shall apply on a supplementary basis to this section to the extent that such Law does not conflict with this section.
19.4	Tripartite Arbitration

19.4.1	The Parties recognize that the resolution of certain claims, disputes or controversies arising out of or relating to this Agreement may have implications for the performance by Supplier of its obligations under the Comgás-Supplier Agreement; likewise, the resolution of certain claims, disputes or controversies arising out of or relating to the Comgás-Supplier Agreement may have implications for the rights and obligations of the Parties under this Agreement. Accordingly, in the event of commencement of arbitration proceedings under this Agreement, whose outcome may have implications for the rights and/or obligations of Supplier under the Comgás-Supplier Agreement, or in the event the resolution of a dispute by arbitration under the Comgás-Supplier Agreement may have implications for the rights and/or obligations of the Parties under this Agreement, it is agreed that: (a) the Parties and/or Supplier may consolidate in a single Tripartite Arbitration the disputes arising out of this Agreement and the disputes arising out of the Comgás-Supplier Agreement, (b) the Comgás-Supplier Agreement shall confer on the User the right to join any arbitration conducted under the Comgás-Supplier Agreement that meets the requirements in this item; (c) Supplier may join any Arbitration conducted under this Agreement that meets the requirements in this item; and (d) Comgás may require that the User join any arbitration conducted under the Comgás-Supplier Agreement that meets the requirements in this item (each a “Tripartite Arbitration”).
19.4.2	In the event arbitration is commenced under the Comgás-Supplier Agreement, Comgás shall give Notice of such fact to the User within no more than 5 days from such commencement. In such case or in the case of Arbitration instituted under item 19.1.2 hereof, the Parties shall within no more than sixty (60) days from request for Arbitration confirm institution of Tripartite Arbitration. In the event the Parties decide to consolidate arbitrations and in the event the Parties and Supplier join a Tripartite Arbitration, the Parties shall abandon any separate arbitration then pending whose subject matter is encompassed by such Tripartite Arbitration and shall assert any and all claims and counterclaims with regard to their dispute(s) in such Tripartite Arbitration, in keeping with the procedures established for such Tripartite Arbitration.

19.4.3	In the event the Parties and Supplier are unable to come to a consensus as to institution of Tripartite Arbitration within the period mentioned in item 19.4.2 above, then the Parties and Supplier shall refer the matter to BCCC. After five (5) days have elapsed from expiry of the period mentioned in item 19.4.2 above, the Parties and Supplier shall submit in writing to BCCC their defenses and answers, as the case may be, with respect to institution of Tripartite Arbitration. Within five (5) days from receipt of the defenses or answers of the Parties, BCCC shall appoint a sole Arbitrator to resolve the dispute. Within three (3) days, the Parties and Supplier shall confirm the appointment of the Arbitrator or shall repudiate such appointment solely on the basis of item 19.2.3. Should a Party or Supplier so repudiate, BCCC shall appoint a new Arbitrator that meets the requirements in subitem 19.2.3 within three (3) days from receipt of repudiation by such Party or Supplier. Once appointment of the Arbitrator is confirmed, he or she shall within no more than fifteen (15) days make a decision as to the conduct of Tripartite Arbitration, which decision shall necessary cover the following points: (i) whether the conflict involves common factual and legal matters or, alternatively, whether Supplier holds information necessary for resolution of the conflict or the solution to be adopted, (ii) in the case of Arbitration requested or commenced under this Agreement, whether the conflict involves contractual rights or obligations of Supplier warranting its joining the proceedings or, alternatively, in the case of arbitration requested or commenced under the Comgás-Supplier Agreement, whether the conflict involves contractual rights or obligation of the User warranting its joining the proceedings, (iii) whether a Party shall be adversely affected by institution of Tripartite Arbitration, and (iv) if separation of the disputes may pose a risk that conflicting decisions be rendered as regards this Agreement and the Comgás-Supplier Agreement.

19.4.4	Tripartite Arbitration shall be conducted by five (5) arbitrators, the User to appoint the first Arbitrator, Comgás to appoint the second Arbitrator and Supplier to appoint the third Arbitrator within thirty (30) Days after receipt of Notice confirming initiation of Tripartite Arbitration. The two (2) remaining Arbitrators shall be appointed by mutual agreement as among the Arbitrators appointed by the Parties and Supplier. If a Party or Supplier fails to appoint its Arbitrator, such appointment shall be made by BCCC in keeping with the criteria set forth in subitem 19.2.3(iv).

19.4.5	Decisions rendered in Tripartite Arbitration proceedings shall produce uniform effects on this Agreement and on the Comgás-Supplier Agreement.

19.4.6	To the extent not inconsistent with the terms of item 19.4 and its subitems, the terms and conditions set forth in Item 19.2 shall apply to Tripartite Arbitration, including as regards applicable rules and regulations, place of Arbitration and effects of the Arbitration AWARD.

19.5 Jurisdiction
The Parties elect the courts sitting in the City of São Paulo, State of São Paulo, to settle any issues arising out of this Agreement that cannot be resolved through Arbitration as a result of an express law provision, to the exclusion of any other courts, no matter how privileged they may be.
19.6 Applicable Law
This Agreement will be ruled and construed under the laws of the Federative Republic of Brazil.
ARTICLE TWENTY- GENERAL LIMIT OF LIABILITY
Except in the case provided in item 17.4.1, for which case there is a specific liability limit, the Parties hereby agree that, in no event whatsoever, the totality of payments to be made by Comgás to the User, as a result of penalties and/or indemnification under the terms of this Agreement, shall exceed, during the whole effectiveness of this Agreement, the total maximum limit corresponding to six point five percent (6.5%) of the amount of the Agreement, determined by the following formula:
IL= K x 0.065 x DCA x N x GP, where

IL	-	is the maximum limit of payments to be made by Comgás;

DCA	-	is the Daily Contracted Amount;

N	-	is the number of days of effectiveness of the Agreement, calculated as of the execution date of the Agreement up to the final date set forth in item 13.1;

GP		is the Gas Price in force on the date of occurrence of each event of payment converted to Reais per Cubic Meter at the Reference Conditions according to the Exchange Rate of the last business day of the Month of payment of a certain indemnification.

K	-	Is the percentage of use of the IL, which shall vary from 0 to 1, and, on the execution date of this Agreement, shall correspond to 1. At each payment made by Comgás for penalties and/or indemnification, under the terms of this Agreement, a new K factor shall be determined by the reduction of (i) the percentage corresponding to such payment in relation to the value 0.065 x DCA x N x GP from the (ii) previous K factor.

ARTICLE TWENTY-ONE – AMENDMENT
This Agreement and the Annex hereto may not be amended unless by a written instrument signed by both Parties
ARTICLE TWENTY-TWO — ANNEXES
The annex to this Agreement, which is an integral part hereof, is the following document: Annex 1 – Gas Price.
ARTICLE TWENTY-THREE – CONTRACTUAL AMOUNT
This Agreement is ascribed the amount of R$ 560,060,513.77 (Five hundred and sixty million, sixty thousand, five hundred and thirteen reais and seventy seven cents), equivalent to US$ 231,803,532.04 (Two hundred and thirty one million, eight hundred and three thousand, five hundred and thirty two dollars and four cents) on June 16, 2005. Given the nature of this Agreement, the amount indicated is estimate, not including the adjustments provided for contractually, as well as taxes of any kind, nor it will be applicable to any provision of this instrument.
ARTICLE TWENTY-FOUR – AGREEMENT OF THE PARTIES
The Parties express their agreement to the full contents of the Agreement, binding themselves to faithfully and strictly comply with it. IN WITNESS WHEREOF, they execute in the city of São Paulo, State of São Paulo, four (4) counterparts of a single tenor and contents and for a single effect, on January 21, 2006.
COMPANHIA DE GÁS DE SÃO PAULO — COMGÁS:

(sgd.) Paulo César Nunes de Souza Logistics and Human Resources Officer	(sgd.) André Lopes de Araújo Industrial Market, VNG and Great Commerce Officer

CORN PRODUCTS BRASIL – INGREDIENTES INDUSTRIAIS LTDA.

(sgd.) Gilberto Sabatini Affonso Finance and Administration Officer	(sgd.) Alberto Yoshio Nakata Attorney
▪	WITNESSES:

(sgd.) Carlos Edgard Montagna Tax ID (CPF):070,846,528-50	(sgd.) José Wagner Rodrigues da Silva Tax ID (CPF): 063,391,588-20
A N N E X 1
GAS PRICE
I) Definition and Composition
The Gas Price at the Delivery Point (GP) shall be comprised of the sum of two portions: one pertaining to the Commodity (PC) and other pertaining to Transportation (PT), according to their respective amounts at each time, so that GP = PC + PT.
I.1) Base Price:
In relation to the month of April 2000, the amounts of the portion pertaining to the Commodity (PCB) and the portion pertaining to Transportation (PTB) on cash and with no taxes, are as follows:
▪	PCB — US$ 1.101/MMBTU

▪	PTB — US$ 1.374/MMBTU,
So that the base Gas Price (GPB) amounts to US$ 2.475/MMBTU, to be converted into Reais as per I.4.

I.2) Price at Commercial Supply Start-up
At the Commercial Supply Start-up, the portions comprising the Gas Price — for effectiveness up to the last day of the month preceding the first anniversary of the Commercial Supply Start-up — shall be calculated by the application of the following formula:
▪	PCi = PCB x	PPI1	i
PPI0

▪	PTi = PTB x	PPI1	, where:
PPI0

PCi	-	Is the amount of the portion pertaining to the commodity at the Commercial Supply Start-up;

PTi	-	Is the amount of the portion pertaining to Transportation at the Commercial Supply Start-up;

PPI1	-	Is the Producer Price Index, Industrial Commodities published by the U.S. Department of Labor, Bureau of Labor Statistics related to the month preceding the month of the Commercial Supply Start-up;

PPI0	-	Is the Producer Price Index, Industrial Commodities published by the U.S. Department of Labor, Bureau of Labor Statistics related to the month of March 2000.
I.3) Annual Readjustments
On an annual basis, on the first day of the month of anniversary of the Commercial Supply Start-up, the portions comprising the Gas Price — for effectiveness for a period of twelve (12) months — shall be readjusted as follows:
▪	PCi = PCB x	PPIi	,
PPI0

▪	PTi = PTB x	PPIi	,
PPI0
Where:

PCi	-	Is the amount of the portion pertaining to the commodity adjusted and applicable to each twelve (12)-month period;

PTi	-	Is the amount of the portion pertaining to Transportation adjusted and applicable to each twelve (12)-month period

PPIi	-	Is the Producer Price Index, Industrial Commodities published by the U.S. Department of Labor, Bureau of Labor Statistics related the month preceding the adjustment month;
PPI0	-	Is the Producer Price Index, Industrial Commodities published by the U.S. Department of Labor, Bureau of Labor Statistics related to the month of March 2000;
I.4) The amounts of each portion previously defined shall be converted from US$/MMBTU to R$/MMBTU through the Exchange Rate of the day preceding the maturity day of the invoice pertaining to the gas supply.
II) Taxes, Contributions and Liens
Each portion previously defined shall be added by the taxes, contributions (including PIS/PASEP and COFINS) and other liens on which they are levied or shall be levied.
III) Criteria for Rounding up and Decimal Places
In the calculations of prices stated in this annex, four (04) decimal places shall be used for all prices, portions and indexes participating in those calculations. The rounding up criteria shall be the mathematics criteria, i.e.:
— If the fifth decimal place ranges from 0 through 4, the fourth place shall maintain its value;
— If the fifth decimal place ranges from 5 through 9, the fourth place shall be added a unit.